Exhibit 10.1

CREDIT AGREEMENT

among

PARTNERRE LTD.

VARIOUS DESIGNATED SUBSIDIARY BORROWERS,

VARIOUS LENDING INSTITUTIONS,

and

JPMORGAN CHASE BANK,

as ADMINISTRATIVE AGENT,

Dated as of June 17, 2004

$700,000,000

J.P. MORGAN SECURITIES INC.,

as SOLE LEAD ARRANGER AND SOLE BOOKRUNNER,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as CO-ARRANGER and SYNDICATION AGENT

and

BARCLAYS BANK PLC,

CREDIT SUISSE

and

HSBC BANK U.S.A.,

as CO-DOCUMENTATION AGENTS

CREDIT AGREEMENT, dated as of June 17, 2004, among PARTNERRE LTD., a company organized under the laws of Bermuda (the “Company”) the Designated Subsidiary Borrowers (as hereinafter defined) from time to time party hereto, the lenders from time to time party hereto (each, a “Lender” and, collectively, the “Lenders”) and JPMORGAN CHASE BANK, as Administrative Agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 10 are used herein as so defined.

W I T N E S S E T H:

WHEREAS, subject to and upon the terms and conditions herein set forth, the Lenders are willing to make available to the Borrowers the credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Amount and Terms of Credit.

1.01 Commitment. (a) Subject to and upon the terms and conditions herein set forth, each Lender severally agrees, at any time and from time to time on and after the Effective Date and prior to the Final Maturity Date, to make a loan or loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to one or more of the Borrowers (on a several basis), which Revolving Loans (i) may be made and maintained in such Approved Currency as is requested by the applicable Borrower; (ii) may be repaid and reborrowed in accordance with the provisions hereof; (iii) except as hereinafter provided, may, at the option of each Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that all Revolving Loans made as part of the same Borrowing shall, unless otherwise specified herein, consist of Revolving Loans of the same Type; and (iv) shall not exceed in aggregate Principal Amount outstanding at any time either (x) $350,000,000 or (y) when added to the sum of the aggregate Principal Amount of all Competitive Bid Loans then outstanding and all Letter of Credit Outstandings at such time, the Total Commitment at such time.

(b) Subject to and upon the terms and conditions herein set forth, each Lender severally agrees that one or more Borrowers may (on a several basis) incur a loan or loans (each, a “Competitive Bid Loan” and, collectively, the “Competitive Bid Loans”) from one or more Bidder Lenders pursuant to a Competitive Bid Borrowing at any time and from time to time on and after the Effective Date and prior to the date which is three Business Day preceding the date which is 10 days prior to the Final Maturity Date, provided that after giving effect to any Competitive Bid Borrowing and the use of the proceeds thereof, the aggregate Principal Amount of Competitive Bid Loans outstanding shall not exceed either (x) when added to the aggregate Principal Amount of Revolving Loans then outstanding, $350,000,000 or (y) when added to the aggregate Principal Amount of all Revolving Loans then outstanding and the Letter of Credit Outstandings at such time, the Total Commitment at such time.

1.02 Minimum Borrowing Amounts, etc. The aggregate Principal Amount of each Borrowing shall not be less than the Minimum Borrowing Amount. More than one

Borrowing may be incurred on any day, provided that at no time shall there be outstanding more than 10 Borrowings of Eurodollar Loans.

1.03 Notice of Borrowing of Revolving Loans. (a) Whenever a Borrower desires to incur Revolving Loans, it shall give the Administrative Agent at its Notice Office, (x) prior to 11:00 A.M. (New York time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans in Dollars, (y) prior to 11:00 A.M. (London time) at least four Business Days prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans constituting Alternate Currency Loans and (z) written notice (or telephonic notice promptly confirmed in writing) prior to 10:00 A.M. (New York time) on the date of Borrowing in the case of each Borrowing of Base Rate Loans. Each such notice (each, a “Notice of Borrowing”) shall be in the form of Exhibit A-1 and shall be irrevocable and shall specify (i) the identity of the applicable Borrower, (ii) in the case of Alternate Currency Loans, the Approved Currency for such Loans (iii) the aggregate principal amount of the Revolving Loans to be made pursuant to such Borrowing, (iv) the date of Borrowing (which shall be a Business Day), (v) whether the respective Borrowing shall consist of Base Rate Loans or Eurodollar Loans and (vi) if such Borrowing consists of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of the portion thereof to be funded by such Lender and of the other matters covered by the Notice of Borrowing.

(b) Without in any way limiting the obligation of each Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by it in good faith to be from an Authorized Officer of such Borrower. In each such case, each Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice absent manifest error.

1.04 Competitive Bid Borrowings. (a) Whenever a Borrower desires to incur a Competitive Bid Borrowing, it shall deliver to the Administrative Agent, prior to 11:00 A.M. (New York time) (x) at least four Business Days prior to the date of such proposed Competitive Bid Borrowing, in the case of a Spread Borrowing, and (y) at least one Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of an Absolute Rate Borrowing which is Dollar-denominated and at least three Business Days prior to the date of such proposed Competitive Bid Borrowing, in the case of Absolute Rate Borrowing which is an Alternate Currency Loan, a written notice substantially in the form of Exhibit A-2 hereto (a “Notice of Competitive Bid Borrowing”), which notice shall specify in each case (i) the identity of the applicable Borrower, (ii) the date (which shall be a Business Day) and the aggregate amount of the proposed Competitive Bid Borrowing, (iii) the maturity date for repayment of each and every Competitive Bid Loan to be made as part of such Competitive Bid Borrowing (which maturity date may be (A) up to six months after the date of such Competitive Bid Borrowing in the case of a Spread Borrowing and (B) no fewer than seven days and no more than 180 days after the date of such Competitive Bid Borrowing in the case of an Absolute Rate Borrowing, provided that in no event shall the maturity date of any Competitive Bid Borrowing be later than the tenth Business Day preceding the Final Maturity Date), (iv) the interest payment date or dates relating thereto, (v) whether the proposed Competitive Bid Borrowing is to be an Absolute Rate

Borrowing or a Spread Borrowing, (vi) in the case of an Alternate Currency Loan, the Alternate Currency for such Competitive Bid Borrowing, and (vii) any other terms to be applicable to such Competitive Bid Borrowing. The Administrative Agent shall promptly notify each Bidder Lender by telephone or facsimile of each such request for a Competitive Bid Borrowing received by it from a Borrower and of the contents of the related Notice of Competitive Bid Borrowing.

(b) Each Bidder Lender shall, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Loans to the applicable Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Bidder Lender in its sole discretion and determined by such Bidder Lender independently of each other Bidder Lender, by notifying the Administrative Agent (which shall give prompt notice thereof to such Borrower by facsimile), before 9:30 A.M. (New York time) on the date (the “Reply Date”) which is (x) in the case of an Absolute Rate Borrowing which is Dollar-denominated, the date of such proposed Competitive Bid Borrowing and in the case of an Absolute Rate Borrowing which is an Alternate Currency Loan, two Business Days before the date of such Competitive Bid Borrowing or (y) in the case of a Spread Borrowing, three Business Days before the date of such proposed Competitive Bid Borrowing, of the minimum amount and maximum amount of each Competitive Bid Loan which such Bidder Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts may, subject to the proviso contained in Section 1.01(b), exceed such Bidder Lender’s Commitment), the rate or rates of interest therefor and such Bidder Lender’s lending office with respect to such Competitive Bid Loan; provided that if the Administrative Agent in its capacity as a Bidder Lender shall, in its sole discretion, elect to make any such offer, it shall notify the respective Borrower of such offer before 9:15 A.M. (New York time) on the Reply Date. If any Bidder Lender shall elect not to make such an offer, such Bidder Lender shall so notify the Administrative Agent, before 9:30 A.M. (New York time) on the Reply Date, and such Bidder Lender shall not be obligated to, and shall not, make any Competitive Bid Loan as part of such Competitive Bid Borrowing; provided that the failure by any Bidder Lender to give such notice shall not cause such Bidder Lender to be obligated to make any Competitive Bid Loan as part of such proposed Competitive Bid Borrowing.

(c) The applicable Borrower shall, in turn, before 10:30 A.M. (New York time) on the Reply Date, either:

(i) cancel such Competitive Bid Borrowing by giving the Administrative Agent notice to such effect (it being understood and agreed that if such Borrower gives no such notice of cancellation and no notice of acceptance pursuant to clause (ii) below, then such Borrower shall be deemed to have canceled such Competitive Bid Borrowing), or

(ii) accept one or more of the offers made by any Bidder Lender or Bidder Lenders pursuant to clause (b) above by giving notice (in writing or by telephone confirmed in writing) to the Administrative Agent of the amount of each Competitive Bid Loan (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the applicable Borrower by the Administrative Agent on behalf of such Bidder Lender for such Competitive Bid Borrowing pursuant to clause (b) above) to be made by each Bidder Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Bidder Lenders pursuant to clause (b) above by giving the Administrative Agent notice to that effect; provided that the acceptance of offers may only be made on the basis of ascending Absolute Rates (in the case of an Absolute Rate Borrowing) or Spreads (in the case of a Spread Borrowing), in each case commencing with the lowest rate so offered; provided further, however, that if offers are made by two or more Bidder Lenders at the same rate and acceptance of all such equal offers would result in a greater principal amount of Competitive Bid Loans being accepted than the aggregate principal amount requested by the applicable Borrower, if such Borrower elects to accept any such offers such Borrower shall accept such offers pro rata from such Bidder Lenders (on the basis of the maximum amounts of such offers) unless any such Bidder Lender’s pro rata share would be less than the minimum amount specified by such Bidder Lender in its offer, in which case such Borrower shall have the right to accept one or more such equal offers in their entirety and reject the other equal offer or offers or to allocate acceptance among all such equal offers (but giving effect to the minimum and maximum amounts specified for each such offer pursuant to clause (b) above), as such Borrower may elect in its sole discretion.

(d) If any Competitive Bid Borrowing is cancelled or deemed cancelled pursuant to clause (c)(i) above, the Administrative Agent shall give prompt notice thereof to the Bidder Lenders and such Competitive Bid Borrowing shall not be made.

(e) If the applicable Borrower accepts one or more of the offers made by any Bidder Lender or Bidder Lenders pursuant to clause (c)(ii) above, the Administrative Agent shall in turn promptly notify (x) each Bidder Lender that has made an offer as described in clause (b) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Bidder Lender pursuant to clause (b) above have been accepted by the Borrower and (y) each Bidder Lender that is to make a Competitive Bid Loan as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Loan to be made by such Bidder Lender as part of such Competitive Bid Borrowing.

1.05 Disbursement of Funds. (a) No later than 12:00 Noon (New York time) (or (i) 12:00 Noon (London time) in the case of a Borrowing of Eurodollars constituting Alternate Currency Loans, (ii) 1:00 P.M. (New York time) in the case of a Borrowing of Base Rate Loans for which the applicable Notice of Borrowing was given on the date of borrowing and (iii) 3:00 P.M. (New York time) in the case of a Competitive Bid Borrowing) on the date specified in each Notice of Borrowing or Notice of Competitive Bid Borrowing, each Lender will make available its pro rata share, if any, of such Borrowing requested to be made on such date. All such amounts shall be made available to the Administrative Agent in the relevant Approved Currency, as the case may be, and immediately available funds at the Payment Office and the Administrative Agent promptly will make available to the applicable Borrower by depositing to the account designated by such Borrower, which account shall be at an institution in the same city as the respective Payment Office, the aggregate of the amounts so made available in the type of funds received. Unless the Administrative Agent shall have been notified by any Lender participating in a Borrowing prior to the date of such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the applicable Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the applicable Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the applicable Borrower, and such Borrower shall pay such corresponding amount to the Administrative Agent within three Business Days of receipt of such notice unless previously paid by such Lender. The Administrative Agent shall also be entitled to recover on demand from such Lender or such Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to such Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Lender, the overnight Federal Funds Effective Rate or (y) if paid by such Borrower, the then applicable rate of interest, calculated in accordance with Section 1.09, for the respective Loans.

(b) Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which each Borrower may have against any Lender as a result of any default by such Lender hereunder.

1.06 Notes. (a) To the extent requested by a Lender, each Borrower’s obligation to pay the principal of, and interest on, the Loans made to it by each Lender shall be evidenced (i) if Revolving Loans, by a promissory note substantially in the form of Exhibit B-1 with blanks appropriately completed (each, a “Revolving Note” and, collectively, the “Revolving Notes”) and (ii) if Competitive Bid Loans, by a promissory note substantially in the form of Exhibit B-2 with blanks appropriately completed (each a “Competitive Bid Note” and, collectively, the “Competitive Bid Notes”).

(b) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding Principal Amount of Loans evidenced thereby. Failure to make any such notation shall not affect a Borrower’s obligations in respect of such Loans.

1.07 Conversions. Each Borrower shall have the option to convert on any Business Day all or a portion at least equal to the applicable Minimum Borrowing Amount of its Revolving Loans denominated in a single Approved Currency and constituting Base Rate Loans or Eurodollar Loans into a Borrowing or Borrowings of Revolving Loans denominated in such Approved Currency and constituting Eurodollar Loans or Base Rate Loans, respectively, provided that (i) Eurodollar Loans denominated in a currency other than Dollars may not be converted into Base Rate Loans, (ii) no partial conversion shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to a Borrowing to less than the Minimum Borrowing Amount applicable thereto, (iii) Base Rate Loans may not be converted into Eurodollar Loans when a Default or Event of Default is then in existence if the Administrative Agent or the Required Lenders shall have determined in its or their sole discretion not to permit such conversion and (iv) Borrowings of Eurodollar Loans resulting from this Section 1.07 shall be limited in number as provided in Section 1.02. Each such conversion shall be effected by the respective Borrower giving the Administrative Agent at the Notice Office, prior to 12:00 Noon (New York time), at least three Business Days’ (or one Business Day in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion”) specifying the Revolving Loans to be so converted, the Type of Loans (as to interest option) to be converted into and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

1.08 Pro Rata Borrowings, etc. All Revolving Loans incurred pursuant to a Borrowing shall be made by the Lenders pro rata on the basis of their respective Commitments. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Revolving Loans hereunder, and that each Lender shall be obligated to make the Revolving Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and regardless of whether such Lender has made any Competitive Bid Loans hereunder.

1.09 Interest. (a) The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) or conversion at a rate per annum which shall at all times be equal to the sum of the Base Rate plus the Applicable Margin each as in effect from time to time.

(b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) or conversion at a rate per annum which shall at all times during each Interest Period applicable thereto be equal to the sum of LIBOR for such Interest Period plus the Applicable Margin.

(c) The unpaid principal amount of each Competitive Bid Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate or rates per annum specified by a Bidder Lender or Bidder Lenders, as the case may be, pursuant to Section 1.04(b) and accepted by the respective Borrower pursuant to Section 1.04(c).

(d) All overdue principal and, to the extent permitted by law, overdue interest in respect of any Loans shall be payable on demand and shall bear interest at the Base Rate in effect from time to time plus 2%, provided that principal in respect of Eurodollar Loans and Competitive Bid Loans shall bear interest from the date same becomes due (whether by acceleration or otherwise) until the end of the Interest Period applicable thereto at a rate per annum equal to 2% plus the rate of interest applicable on the due date therefor.

(e) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof, and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each calendar quarter, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, (iii) in respect of each Competitive Bid Loan, at such times as specified in the Notice of Competitive Bid Borrowing relating thereto, and (iv) in respect of each Loan, on any prepayment or conversion (other than the prepayment or conversion of any Base Rate Loan) (on the amount prepaid or converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(f) All computations of interest hereunder shall be made in accordance with Section 12.07(b).

(g) The Administrative Agent, upon determining the interest rate for any Borrowing for any Interest Period, shall promptly notify the applicable Borrower and the Lenders thereof.

1.10 Interest Periods. (a) At the time a Borrower gives a Notice of Borrowing or a Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York Time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, it shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of such Borrower, be a one, two, three or six month period or such other period available to all Lenders. Notwithstanding anything to the contrary contained above:

(i) the initial Interest Period for any Borrowing shall commence on the date of such Borrowing (including, where relevant, the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii) if any Interest Period begins on (x) the last Business Day of a month, it shall end on the last Business Day of the month in which it is to end and (y) a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv) no Interest Period may be elected that would extend beyond the Final Maturity Date;

(v) at any time when a Default or an Event of Default is then in existence (x) in the case of Eurodollar Loans denominated in Dollars, no Interest Period may be elected if the Administrative Agent or the Required Lenders shall have determined in its or their sole discretion not to permit such election and (y) in the case of Eurodollar Loans denominated in a currency other than Dollars, no Interest Period longer than one month may be elected if the Administrative Agent or the Required Lenders shall have determined in its or their sole discretion not to permit such election; and

(vi) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period.

(b) If upon the expiration of any Interest Period, the applicable Borrower has failed to (or may not) elect a new Interest Period to be applicable to the Loans subject to the expiring Interest Period as provided above, such Borrower shall be deemed to have elected, in the case of Eurodollar Loans, to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period, provided that if such Eurodollar Loans are denominated in a currency other than Dollars, then such Eurodollar Loans shall not convert to Base Rate Loans but shall instead be pre-paid by the applicable Borrower on the last day of such Interest Period.

1.11 Increased Costs, Illegality, etc. (a) In the event that (x) in the case of clause (i) or (iv) below, the Administrative Agent or (y) in the case of clause (ii) or (iii) below, any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining LIBOR for any Interest Period that, by reason of any changes arising after the date of this Agreement affecting the relevant interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR;

(ii) at any time, that such Lender shall actually incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans or Competitive Bid Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges) because of any change since the Effective Date (or, in the case of any Competitive Bid Loan, since the making of such Competitive Bid Loan) in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order) (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding amounts payable pursuant to Section 1.11(c), 1.11(d) or 1.11(e));

(iii) at any time, that the making or continuance of any Eurodollar Loans or Competitive Bid Loans has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation or guideline, or has become impracticable as a result of a contingency occurring after the Effective Date which adversely affects the relevant interbank market; or

(iv) at any time that any Alternate Currency is not available in sufficient amounts, as determined in good faith by the Administrative Agent, to fund any Borrowing of Loans denominated in such Alternate Currency;

then, and in any such event, such Lender (or the Administrative Agent in the case of clause (i) or (iv) above) shall (x) on such date and (y) within ten Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the respective Borrower and, except in the case of clause (i) or (iv) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter, and for so long as the applicable circumstance continues to exist, (w) in the case of clause (i) above, Eurodollar Loans (and Competitive Bid Loans constituting a Spread Borrowing priced by reference to LIBOR) shall no longer be available until such time as the Administrative Agent notifies the respective Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist in accordance with clause (y) of the preceding sentence, and any Notice of Borrowing, Notice of Competitive Bid Borrowing or Notice of Conversion given by a Borrower with respect to such Loans which have not yet been incurred shall be deemed rescinded by the relevant Borrower, (x) in the case of clause (ii) above, the applicable Borrower shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof in reasonable detail, submitted to the applicable Borrower by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto), (y) in the case of clause (iii) above, the applicable Borrower shall take one of the actions specified in Section 1.11(b) as promptly as possible and, in any event, within the time period required by law and (z) in the case of clause (iv) above, Loans in the affected Alternate Currency shall no longer be available until such time as the Administrative Agent notifies the respective Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist in accordance with clause (y) of the preceding sentence, and any Notice of Borrowing, Notice of Competitive Bid Borrowing or Notice of Conversion given by a Borrower with respect to such Alternate Currency Loans which have not yet been incurred shall be deemed rescinded by such Borrower.

(b) At any time when any Eurodollar Loan or Competitive Bid Loan is affected by the circumstances described in Section 1.11(a)(ii) or (iii), the applicable Borrower may (and in the case of a Eurodollar Loan or Competitive Bid Loan affected pursuant to Section 1.11(a)(iii), the applicable Borrower shall) either (i) if the affected Eurodollar Loan or Competitive Bid Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the respective Borrower was notified by a Lender pursuant to Section 1.11(a)(ii) or (iii), or (ii) if the affected Eurodollar Loan or Competitive Bid Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, (A) in the case of a Eurodollar Loan denominated in Dollars, require the affected Lender to convert each such Eurodollar Loan into a Base Rate Loan, and (B) in the case of a Eurodollar Loan denominated in an Alternate Currency and in the case of a Competitive Bid Loan, repay all such Eurodollar Loans or Competitive Bid Loans in full, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.11(b).

(c) If any Lender shall have determined that after the Effective Date, the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such corporation’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender or such other corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or such other corporation’s policies with respect to capital adequacy), then from time to time, within 10 days after written demand by such Lender (with a copy to the Administrative Agent), the Borrowers jointly and severally agree to pay to such Lender such additional amount or amounts as will compensate such Lender or such other corporation for such reduction. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods that are commercially reasonable. Each Lender, upon so determining that any additional amounts will be payable pursuant to this Section 1.11(c), will give prompt written notice thereof to the Borrowers, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish each Borrower’s obligations to pay additional amounts pursuant to this Section 1.11(c) upon the subsequent receipt of such notice.

(d) In the event that any Lender shall in good faith determine (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) at any time that such Lender is required to maintain reserves (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) which have been established by any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body with jurisdiction over such Lender (including any branch, Affiliate or funding office thereof) in respect of any Loans or any category of liabilities which includes deposits by reference to which the interest rate on any Loan is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to non-United States residents, then, unless such reserves are included in Section 1.11(a)(ii), 1.11(c) or 1.11(e), such Lender shall promptly notify the Borrowers in writing specifying the additional amounts required to indemnify such Lender against the cost of maintaining such reserves (such written notice to provide in reasonable detail a computation of such additional amounts) and each Borrower shall, and shall be obligated to, pay to such Lender such specified amounts as additional interest at the time that such Borrower is otherwise required to pay interest in respect of such Loan or, if later, on written demand therefor by such Lender.

(e) In the event that any Lender shall in good faith determine (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) at any time that such Lender has incurred Additional Costs in respect of any Loans then, unless such Additional Costs are included in Section 1.11(a)(ii) or 1.11(c) or 1.11(d) such Lender shall promptly notify the Borrowers and the Administrative Agent in writing specifying the additional amounts required to indemnify such Lender against such Additional Costs (such written notice to provide in reasonable detail a computation of such additional amounts) and each Borrower shall, and shall be obligated to, pay to such Lender such specified amounts as additional interest at the time that such Borrower is otherwise required to pay interest in respect of such Loan or, if later, on written demand therefor by such Lender.

(f) The Borrowers shall not be obligated to pay any additional amounts arising pursuant to Sections 1.11(a)(ii), 1.11(c), 1.11(d) or 1.11(e) that are attributable to the Excluded Period with respect to such additional amount; provided, that if an applicable law, rule, regulation, guideline or request shall be adopted or made on any date and shall be applicable to the period prior to the date on which such law, rule, regulation, guideline or request is adopted or made (a “Retroactive Period”), the limitation on each Borrower’s obligations to pay such additional amounts hereunder shall not apply to the additional amounts payable in respect of such period.

1.12 Compensation. Each Borrower shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund any Eurodollar Loans or Competitive Bid Loans made, or to be made, by it to such Borrower but excluding in any event the loss of anticipated profits) which such Lender may actually sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Eurodollar Loans or Competitive Bid Loans does not occur on a date specified therefor in a Notice of Borrowing, a Notice of Competitive Bid Borrowing or a Notice of Conversion, given by such Borrower (whether or not withdrawn by such Borrower or deemed withdrawn pursuant to Section 1.11(a)); (ii) if any prepayment, repayment or conversion of any such Eurodollar Loans or Competitive Bid Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any such Eurodollar Loans or Competitive Bid Loans is not made on any date specified in a notice of prepayment given by such Borrower; (iv) if such Lender is required pursuant to Section 1.14 to assign any such Eurodollar Loans or Competitive Bid Loans as of a date which is not the last day of an Interest Period applicable thereto; or (v) as a consequence of (x) any other default by such Borrower to repay its Eurodollar Loans or Competitive Bid Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 1.11(b).

1.13 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 1.11(a)(ii), (iii) or (iv) 1.11(c), 1.11(d), 2.04 or 4.04 with respect to such Lender, it will, if requested by the applicable Borrower, use commercially reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Commitments affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding or materially mitigating the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 1.13 shall affect or postpone any of the obligations of each Borrower or the right of any Lender provided in Section 1.11 or 4.04.

1.14 Replacement of Lenders. (a) Upon the occurrence of any event giving rise to the operation of Section 1.11(a)(ii) or (iii), Section 1.11(c), Section 1.11(d), Section 2.04 or Section 4.04 with respect to any Lender which results in such Lender charging to each Borrower increased costs in excess of those being generally charged by the other Lenders, (b) if a Lender becomes a Defaulting Lender, (c) if a Lender becomes a Non-Continuing Lender, and/or (d) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders, the Company shall have the right, if no Default or Event of Default then exists, to replace such Lender (the “Replaced Lender”), upon prior written notice to the Administrative Agent and such Replaced Lender, with one or more Person or Persons, none of whom shall be a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) reasonably acceptable to the Administrative Agent, provided that (i) at the time of any replacement pursuant to this Section 1.14, the Replacement Lender and the Replaced Lender shall enter into one or more Assignment Agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to said Section 12.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal amount of, and all accrued but unpaid interest on, all outstanding Loans of the Replaced Lender, (B) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 3.01; (ii) all obligations of the Borrowers under the Credit Documents owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid), including without limitation all amounts owing to the Replaced Lender under Section 1.12 as a result of the assignment of its Loans under clause (i) above, shall be paid in full to such Replaced Lender concurrently with such replacement; and (iii) no assignment pursuant to this Section 1.14 shall be effective until all of the then outstanding Letters of Credit are returned by each respective beneficiary to the Issuing Agent for cancellation in exchange for new or amended Letters of Credit which give effect to such assignment (it being understood that to the extent the respective beneficiaries do not consent to such assignment, such assignment cannot occur). Upon the execution of the respective Assignment Agreements, the payment of amounts referred to in clauses (i) and (ii) above and the return, cancellation and exchange of each then outstanding Letter of Credit as provided above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the relevant Borrowers, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions applicable to the Replaced Lender under this Agreement, which shall survive as to such Replaced Lender.

1.15 Designated Subsidiary Borrowers. The Company may from time to time designate one or more Persons as an additional Designated Subsidiary Borrower, subject to the following terms and conditions:

(a) each such Person shall be a 90%-Owned Subsidiary of the Company;

(b) each such Person shall be a Material Subsidiary;

(c) each such Designated Subsidiary Borrower shall enter into an appropriately completed DSB Assumption Agreement in the form of Exhibit G hereto on or prior to the date of designation hereof.

(d) on or prior to the date of designation, such 90%-Owned Subsidiary shall execute and deliver to each Lender a Revolving Note and a Competitive Bid Note to evidence the Loans to be incurred by such Person;

(e) on or prior to the date of designation, the Administrative Agent shall have received from such Person a certificate, signed by an Authorized Officer of such Person in the form of Exhibit E with appropriate insertions or deletions, together with (x) copies of its certificate of incorporation, by laws or other organizational documents and (y) the resolutions relating to the Credit Documents which shall be satisfactory to the Administrative Agent; and

(f) on or prior to the date of designation, the Administrative Agent shall have received an opinion, addressed to the Administrative Agent and each of the Lenders and dated the date of designation, from counsel to such Person which opinion shall be substantially in the form of Exhibit H hereto.

SECTION 2. Letters of Credit.

2.01 Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, each Borrower may request the Issuing Agent at any time and from time to time on or after the Effective Date and prior to the Final Maturity Date to issue, for the account of such Borrower and in support of, on a standby basis, Letter of Credit Supportable Obligations of such Borrower to any other Person and subject to and upon the terms and conditions herein set forth the Issuing Agent agrees to issue at any time and from time to time on or after the Effective Date and prior to the Final Maturity Date one or more irrevocable standby letters of credit in such form as may be approved by the Issuing Agent (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”). Notwithstanding the foregoing, the Issuing Agent shall be under no obligation to issue any Letter of Credit if at the time of such issuance:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Agent from issuing such Letter of Credit or any requirement of law applicable to such Issuing Agent or any Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Agent or any Lender shall prohibit, or request that the Issuing Agent or any Lenders refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Agent or any Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Letter of Credit Issuer is not otherwise compensated) not in effect on the Effective Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Letter of Credit Issuer as of the Effective Date;

(ii) the conditions precedent set forth in Section 5.02 are not satisfied at that time; or

(iii) the Issuing Agent shall have received notice from any Borrower or the Required Lenders prior to the issuance of such Letter of Credit of the type described in clause (iv) of Section 2.01(b).

(b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to (x) the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time, and (y) the aggregate Principal Amount of all Loans then outstanding, would exceed the Total Commitment at such time; (ii) each Letter of Credit shall have an expiry date occurring not later than one year after such Letter of Credit’s date of issuance, provided that each such Letter of Credit may by its terms automatically renew annually for one additional year unless the Issuing Agent notifies the beneficiary thereof, in accordance with the terms of such Letter of Credit, that such Letter of Credit will not be renewed; (iii) each Letter of Credit may be denominated in any Approved Currency as determined by each such Borrower at the time of issuance; and (iv) the Issuing Agent will not issue any Letter of Credit after it has received written notice from any Borrower or the Required Lenders stating that a Default or an Event of Default exists until such time as the Issuing Agent shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering the same or (y) a waiver of such Default or Event of Default by the Required Lenders.

(c) Each Letter of Credit will be issued by the Issuing Agent on behalf of the Lenders and each Lender will participate in each Letter of Credit pro rata in accordance with its Percentage. The obligations of each Lender under and in respect of each Letter of Credit are several, and the failure by any Lender to perform its obligations hereunder or under any Letter of Credit shall not affect the obligations of the respective Borrower toward any other party hereto nor shall any other such party be liable for the failure by such Lender to perform its obligations hereunder or under any Letter of Credit.

(d) Subject to and on the terms and conditions set forth herein, the Issuing Agent is hereby authorized by each Borrower and the Lenders to arrange for the issuance of any Letter of Credit pursuant to Section 2.01(a) and the amendment of any Letter of Credit pursuant to Section 2.06 and/or 12.04(b) by:

(i) completing the commencement date and the expiry date of such Letter of Credit;

(ii) (in the case of an amendment increasing or reducing the amount thereof) amending such Letter of Credit in such manner as the Issuing Agent and the respective beneficiary may agree;

(iii) completing such Letter of Credit with the participation of each Lender as allocated pursuant to the terms hereof; and

(iv) executing such Letter of Credit on behalf of each Lender and following such execution delivering such Letter of Credit to the beneficiary of such Letter of Credit.

(e) Each Letter of Credit shall be executed and delivered by the Issuing Agent in the name and on behalf of, and as attorney-in-fact for, each Lender party to such Letter of Credit, and the Issuing Agent shall act under each Letter of Credit, and each Letter of Credit shall expressly provide that the Issuing Agent shall act, as the agent of each Lender to (a) receive drafts, other demands for payment and other documents presented by the beneficiary under such

Letter of Credit, (b) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Letter of Credit and (c) notify such Lender and such Borrower that a valid drawing has been made and the date that the related Unpaid Drawing is to be made; provided that the Issuing Agent shall have no obligation or liability for any Unpaid Drawing under such Letter of Credit, and each Letter of Credit shall expressly so provide. Each Lender hereby irrevocably appoints and designates the Issuing Agent as its attorney-in-fact, acting through any duly authorized officer of JPMorgan Chase Bank, to execute and deliver in the name and on behalf of such Lender each Letter of Credit to be issued by such Lender hereunder. Promptly upon the request of the Issuing Agent, each Lender will furnish to the Issuing Agent such powers of attorney or other evidence as any beneficiary of any Letter of Credit may reasonably request in order to demonstrate that the Issuing Agent has the power to act as attorney-in-fact for such Lender to execute and deliver such Letter of Credit.

2.02 Letter of Credit Requests. (a) Whenever a Borrower desires that a Letter of Credit be issued, such Borrower shall give the Administrative Agent and the Issuing Agent written notice (including by way of facsimile transmission, immediately confirmed in writing by submission of the original of such request by mail to the Issuing Agent) thereof prior to 12:00 Noon (New York time) at least five Business Days (or such shorter period as may be acceptable to the Issuing Agent) prior to the proposed date of issuance (which shall be a Business Day), which written notice shall be in the form of Exhibit I (each, a “Letter of Credit Request”). Each Letter of Credit Request shall include any other documents as the Issuing Agent customarily requires in connection therewith.

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that such Letter of Credit may be issued in accordance with, and it will not violate the requirements of, Section 2.01(a).

(c) Upon its issuance of or amendment to any Letter of Credit, the Issuing Agent shall promptly notify the respective Borrower and the Lenders of such issuance or amendment, which notice shall include a summary description of the Letter of Credit actually issued and any amendments thereto.

2.03 Agreement to Repay Letter of Credit Drawings. (a) Each Borrower agrees to reimburse each Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Lender under any Letter of Credit (each such amount so paid or disbursed until reimbursed, an “Unpaid Drawing”) no later than three Business Days following the date of such payment or disbursement, with interest on the amount so paid or disbursed by such Lender, to the extent not reimbursed prior to 1:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such Lender is reimbursed therefor at a rate per annum which shall be the Base Rate plus the Applicable Margin for Base Rate Loans as in effect from time to time (plus an additional 2% per annum, payable on demand, if not reimbursed by the third Business Day after the date on which the respective Borrower receives notice from the Issuing Agent of such payment or disbursement).

(b) Each Borrower’s obligation under this Section 2.03 to reimburse each Lender with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Borrower may have or have had against such Lender, or the Issuing Agent, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that no Borrower shall be obligated to reimburse any Lender for any wrongful payment made by such Lender under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

2.04 Increased Costs. If after the Effective Date, the adoption or effectiveness of any applicable law, rule or regulation, order, guideline or request or any change therein after the Effective Date, or any change adopted or effective after the Effective Date in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by or participated in by such Lender, or (ii) impose on such Lender any other conditions directly or indirectly affecting this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to such Lender of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon written demand to the applicable Borrower by such Lender (with a copy to the Administrative Agent), pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction. The preceding sentence shall not apply to increased costs with respect to taxes imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein or with respect to Taxes to the extent that a Lender received additional amounts (or otherwise was indemnified) for such Taxes pursuant to Section 4.04 (or would have received additional amounts pursuant to Section 4.04(a) but for a failure to comply with Section 4.04(b) or Section 4.04(c)). A certificate submitted to the applicable Borrower by such Lender (with a copy to the Administrative Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate such Lender as aforesaid shall be final and conclusive and binding on the applicable Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.04 upon subsequent receipt of such certificate. The Borrowers shall not be obligated to pay any additional amounts arising pursuant to this Section 2.04 that are attributable to the Excluded Period with respect to such additional amount; provided, that if an applicable law, rule, regulation, guideline or request shall be adopted or made on any date and shall be applicable to the period prior to the date on which such law, rule, regulation, guideline or request is adopted or made, the limitation on each Borrower’s obligations to pay such additional amounts hereunder shall not apply to the additional amounts payable in respect of such period.

2.05 Letter of Credit Expiration Extensions. Each Lender acknowledges that to the extent provided under the terms of any Letter of Credit, the expiration date of such Letter of

Credit will be automatically extended for an additional year, without written amendment, unless at least 30 days prior to the expiration date of such Letter of Credit, notice is given by the Issuing Agent in accordance with the terms of the respective Letter of Credit (a “Notice of Non-Extension”) that the expiration date of such Letter of Credit will not be extended beyond its current expiration date. The Issuing Agent will give Notices of Non-Extension as to any or all outstanding Letters of Credit if requested to do so by the Required Lenders pursuant to Section 9.01. The Issuing Agent will give Notices of Non-Extension as to all outstanding Letters of Credit if the Final Maturity Date has occurred. The Issuing Agent will send a copy of each Notice of Non-Extension to the Company concurrently with delivery thereof to the respective beneficiary, unless prohibited by law from doing so.

2.06 Changes to Stated Amount. At any time when any Letter of Credit is outstanding, at the request of the respective Borrower, the Issuing Agent will enter into an amendment increasing or reducing the Stated Amount of such Letter of Credit, provided that (i) in no event shall the Stated Amount of such Letter of Credit be increased to an amount which, when added to the Letter of Credit Outstanding at such time and the aggregate Principal Amount of all Loans then outstanding, would exceed the Total Commitment, (ii) the Stated Amount of a Letter of Credit may not be increased at any time if the conditions precedent set forth in Section 5.02 are not satisfied at such time, and (iii) the Stated Amount of a Letter of Credit may not be increased at any time after the Final Maturity Date.

2.07 Representations and Warranties of Lenders. Each Lender represents and warrants that each Letter of Credit constitutes a legal, valid and binding obligation of such Lender enforceable in accordance with its terms, provided that the enforceability thereof is subject to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

2.08 Confirming Letters of Credit. Notwithstanding anything contained herein, to the extent a Letter of Credit has been requested by a Borrower subject to and upon the terms and conditions set forth herein, and the Borrower has requested that the Issuing Agent have such Letter of Credit confirmed by a confirming bank, each Lender hereby makes, constitutes, and appoints the Issuing Agent its true and lawful attorney-in-fact, in its name, place and stead, giving the Issuing Agent the full power to request, on behalf of each Lender, a confirmation by such confirming bank relating to such Letter of Credit and to take any other action with respect to the confirmation of such Letter of Credit as the Issuing Agent deems necessary; provided that the Issuing Agent shall have no liability for any reimbursement or other obligations to any confirming bank. Promptly upon request of the Issuing Agent, each Lender will furnish to the Issuing Agent such powers of attorney or other evidence as any confirming bank may reasonably request in order to demonstrate that the Issuing Agent has the power to act as attorney-in-fact for such Lender to have such Letter of Credit confirmed by such confirming bank.

2.09 Existing Letters of Credit. (a) Each Letter of Credit outstanding as of the Effective Date is listed on Annex VI hereto (each such Letter of Credit an “Existing Letter of Credit”). Each Existing Letter of Credit shall constitute a “Letter of Credit” for all purposes of this Agreement and each Existing Letter of Credit shall be deemed issued for the purposes of this Agreement on the Effective Date. As soon as possible following the Effective Date, each Existing Letter of Credit shall be amended to replace each Lender on such Existing Letter of

Credit (each such Lender an “Existing Lender”) with each Lender party to this Agreement at the time of such amendment in accordance with each such Lender’s Percentage. Until an Existing Letter of Credit has been amended in accordance with this Section 2.09, each Existing Lender shall be deemed to have sold and transferred to each Lender, and each such Lender (each, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Existing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s Percentage, in such Existing Letter of Credit, each substitute Existing Letter of Credit, each drawing made thereunder, the obligations of any Borrower under this Agreement with respect thereto and any security therefore or guaranty pertaining thereto. Upon any change in the Commitments of the Lenders pursuant to Section 1.14 or 12.04(b), it is hereby agreed that, with respect to all outstanding Existing Letters of Credit and Unpaid Drawings with respect thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.09 to reflect the new Percentages of the assigning and assignee Lender.

(b) In determining whether to pay under any Existing Letter of Credit, no Existing Lender shall have any obligation relative to the Participants other than to determine that any documents required to be delivered under such Existing Letter of Credit have been delivered and that they appear to substantially comply on their face with the requirements of such Existing Letter of Credit, which obligation, it is understood, is being performed by the Issuing Agent, and upon whom each Existing Lenders shall be entitled to rely. Any action taken or omitted to be taken by any Existing Lender under or in connection with any Existing Letter of Credit issued by it shall not create for such Existing Lender any resulting liability to any Borrower, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that any Existing Lender makes any payment under any Existing Letter of Credit issued by it and the respective Borrower shall not have reimbursed such amount in full to each Existing Lender pursuant to Section 2.03(a), such Existing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Participant of such failure, and each such Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Existing Lender, the amount of such Participant’s Percentage of such payment in U.S. Dollars and in same day funds. If the Administrative Agent so notifies any Participant required to fund a payment under an Existing Letter of Credit prior to 11:00 A.M. (New York time) on any Business Day, such Participant shall make available to the Administrative Agent at the Payment Office for the account of the respective Existing Lender such Participant’s Percentage of the amount of such payment on such Business Day in same day funds (and, to the extent such notice is given after 11:00 A.M. (New York time) on any Business Day, such Participant shall make such payment on the immediately following Business Day). If and to the extent such Participant shall not have so made its Percentage of the amount of such payment available to the Administrative Agent for the account of the respective Existing Lender, such Participant agrees to pay to the Administrative Agent for the account of such Existing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Existing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any Participant to make available to the Administrative Agent for the account of the respective Existing Lender its Percentage of any payment under any Existing Letter of Credit issued by it shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Existing Lender its applicable Percentage of any payment under any such Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the account of such Existing Lender such other Participant’s Percentage of any such payment.

(d) Whenever any Existing Lender receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Existing Lender any payments from the Participants pursuant to clause (c) above, such Existing Lender shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Participant which has paid its Percentage thereof, in the respective Approved Currency and in same day funds, an amount equal to such Participant’s Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective participations.

(e) The obligations of the Participants to make payments to the Administrative Agent for the account of the respective Existing Lender with respect to Existing Letters of Credit issued by it shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right which the Company or any of its Subsidiaries may have at any time against a beneficiary named in an Existing Letter of Credit, any transferee of any Existing Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Existing Lender, or other Person, whether in connection with this Agreement, any Existing Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Company or any of its Subsidiaries and the beneficiary named in any such Existing Letter of Credit);

(iii) any draft, certificate or other document presented under the Existing Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

SECTION 3. Fees; Commitments.

3.01 Fees. (a) The Company agrees to pay to the Administrative Agent a facility fee (the “Facility Fee”) for the account of the Lenders pro rata on the basis of their respective

Commitments for the period from and including the Effective Date to but not including the date the Total Commitment has been terminated computed at a rate per annum equal to the Applicable Facility Fee Percentage of the Total Commitment, regardless of utilization, as in effect from time to time. Accrued Facility Fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, on the Final Maturity Date or upon such earlier date as the Total Commitment shall be terminated and, with respect to any Facility Fee owing to any Lender whose Commitment is terminated pursuant to Section 1.14, on the date on which such Lender’s Commitment is terminated.

(b) The Company agrees to pay to the Administrative Agent a utilization fee (the “Utilization Fee”) for the account of the Lenders pro rata on the basis of, their respective Commitments, for the period from and including the Effective Date to but not including the Final Maturity Date computed at a rate per annum equal to the Applicable Utilization Fee Percentage of the aggregate amount of Revolving Loans outstanding at any time when the aggregate outstanding amount of Revolving Loans is greater than $175,000,000. Accrued Utilization Fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter and on the Final Maturity Date and, with respect to any Utilization Fee owing to any Lender whose Commitment is terminated pursuant to Section 1.14, on the date on which such Lender’s Commitment is terminated.

(c) Each Borrower shall pay to the Administrative Agent for pro rata distribution to each Lender (based on their respective Percentages), a fee in respect of each Letter of Credit issued for the account of such Borrower (the “Letter of Credit Fee”) computed at a rate per annum equal to the Applicable L/C Percentage then in effect on the daily Stated Amount of such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter and upon the first day on or after the termination of the Total Commitment upon which no Letters of Credit remain outstanding.

(d) Each Borrower shall pay directly to the Issuing Agent upon each issuance of and/or amendment of, a Letter of Credit issued for the account of such Borrower such amount as shall at the time of such issuance or amendment be the administrative charge which the Issuing Agent is customarily charging for issuances of or amendments of letters of credit issued by it (it being understood and agreed that, for purposes of this Agreement, such charges shall not increase more than once every six months).

(e) The Borrowers jointly and severally agree to pay to the Administrative Agent, for the account of the Administrative Agent, when and as due, such fees as have been, or are from time to time, separately agreed upon.

(f) All computations of Fees shall be made in accordance with Section 12.07(b).

3.02 Voluntary Reduction of Commitments. Upon at least three Business Days’ prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at the Notice Office (which notice shall be deemed to be given on a certain day only if given before 12:00 Noon (New York time) on such day and shall be promptly transmitted by the Administrative Agent to each of the Lenders), the Company shall have the right, without premium or penalty, to terminate or partially reduce the Total Unutilized Commitment, provided that (x) any such termination shall apply to proportionately and permanently reduce the Commitment of each Lender and (y) any partial reduction pursuant to this Section 3.02 shall be in the amount of at least $10,000,000.

3.03 Mandatory Reduction of Commitments. (a) The Total Commitment shall terminate in its entirety on June 30, 2004, unless the Effective Date has occurred on or before such date.

(b) The Total Commitment shall terminate in its entirety on the Final Maturity Date.

SECTION 4. Payments.

4.01 Voluntary Prepayments. Each Borrower shall have the right to prepay Revolving Loans made to it in whole or in part, without premium or penalty, from time to time on the following terms and conditions: (i) such Borrower shall give the Administrative Agent at the Payment Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Revolving Loans, the amount of such prepayment, the currency in which such Loans are denominated and the specific Borrowing(s) pursuant to which such Loans were made, which notice shall be given by such Borrower (x) prior to 12:00 Noon (New York time) at least one Business Day prior to the date of such prepayment in the case of Base Rate Loans and (y) at least three Business Days prior to the date of such prepayment in the case of Eurodollar Loans, and which notice shall promptly be transmitted by the Administrative Agent to each of the Lenders; (ii) each partial prepayment shall be in an aggregate principal amount of at least $1,000,000, or the Dollar Equivalent thereof, provided that no partial prepayment of any Revolving Loans shall reduce the aggregate principal amount of the Revolving Loans outstanding to an amount less than the Minimum Borrowing Amount applicable thereto; (iii) each prepayment in respect of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving Loans; and (iv) prepayments of Eurodollar Loans made pursuant to this Section 4.01 may only be made on the last day of an Interest Period applicable thereto unless concurrently with such prepayment any payments required to be made pursuant to Section 1.12 as a result of such prepayment are made. No Borrower shall have the right under this Section 4.01 to prepay any principal amount of any Competitive Bid Loans.

4.02 Mandatory Prepayments. (a) If on any date prior to the Final Maturity Date (including, without limitation, any date on which Dollar Equivalents are determined pursuant to Section 12.07(b)), the sum of the aggregate outstanding Principal Amount of Loans (all the foregoing, collectively, the “Aggregate Loan Outstandings”) plus the Letter of Credit Outstandings exceeds 105% of the Total Commitment as then in effect, the Company shall cause one or more Borrowers to repay on such day the principal amount of the outstanding Revolving Loans in an aggregate Principal Amount equal to the amount by which the Aggregate Loan Outstandings plus the Letter of Credit Outstandings exceed the Total Commitment as then in effect. If, after giving effect to the prepayment of all outstanding Revolving Loans, as set forth above, the sum of the remaining Aggregate Loan Outstandings plus the Letter of Credit Outstandings exceed the Total Commitment, the Company shall cause one or more Borrowers to pay to the Administrative Agent at the Payment Office on such date an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the sum of the outstanding Competitive Bid Loans plus the Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Borrowers to the Lenders hereunder in a cash collateral account to be established by the Administrative Agent on terms reasonably satisfactory to the Administrative Agent.

(b) If on any date prior to the Final Maturity Date (including, without limitation, any date on which Dollar Equivalents are determined pursuant to Section 12.07(b)), the aggregate Principal Amount of Revolving Loans exceed $367,500,000, then the Company shall cause one or more Borrowers to repay Revolving Loans incurred by them in an aggregate amount equal to the amount by which the Aggregate Loan Outstandings exceed $350,000,000.

(c) If on any date after the Final Maturity Date (including, without limitation, any date on which Dollar Equivalents are determined pursuant to Section 12.07(b)), the Letter of Credit Outstandings exceed 105% of the L/C FMD Amount, the Company shall cause one or more Borrowers to pay to the Administrative Agent at the Payment Office on such date an amount of cash and/or Cash Equivalents equal to the amount by which the Letter of Credit Outstandings exceed the L/C FMD Amount, such cash and/or Cash Equivalents to be held as security for all obligations of the Borrowers to the Lenders hereunder in a cash collateral account to be established by the Administrative Agent on terms reasonably satisfactory to the Administrative Agent.

(d) On the maturity date specified pursuant to Section 1.04(a) with respect to each Competitive Bid Loan, the applicable Borrower shall repay such Competitive Bid Loan to the applicable Bidder Lender or Bidder Lenders. Notwithstanding anything to the contrary contained herein, all Competitive Bid Loans shall be repaid in full on the Final Maturity Date unless paid in full prior to such date.

(e) Notwithstanding anything to the contrary contained elsewhere in this Agreement, all outstanding Revolving Loans shall be repaid in full on the Final Maturity Date.

(f) With respect to each prepayment of Loans required by Section 4.02(a), (b), (c) or (d), the applicable Borrower may designate the Types of Loans which are to be prepaid and the specific Borrowing(s) pursuant to which made, provided that (i) if any prepayment of Eurodollar Loans denominated in Dollars made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for such Borrowing, then all Loans outstanding pursuant to such Borrowing shall be immediately converted into Base Rate Loans and (ii) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by a Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.12.

4.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the ratable (based on its pro rata share) account of the Lenders entitled thereto, not later than 12:00 Noon (New York time) on the date when due and shall be made in immediately available funds at the Payment Office in (x) Dollars, if such payment is made in respect of any obligation of the

Borrowers under this Agreement except as otherwise provided in the immediately succeeding clause (y); and (y) the appropriate Alternate Currency, if such payment is made in respect of principal of or interest on Alternate Currency Loans, it being understood that written notice by a Borrower to the Administrative Agent to make a payment from the funds in such Borrower’s account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Any payments under this Agreement which are made later than 12:00 Noon (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension. The Administrative Agent will promptly make available to each Lender its pro rata share (if any) of each payment so received by the Administrative Agent in the funds and currency so received.

4.04 Net Payments. (a) All payments made by each Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the relevant Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the relevant Borrower agrees to reimburse each Lender lending to such Borrower, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. Each Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts (or if it has been established to the satisfaction of the applicable taxing authority that it is impossible to furnish such receipts, such other evidence reasonably satisfactory to the Administrative Agent) evidencing such payment by the Borrower. Each Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to each Borrower organized under the laws of the United States (“U.S. Borrower”) and the Administrative Agent on or prior to the Effective Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.14 or 12.04 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit C (any such certificate, a “Section 4.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption)(or successor form) certifying to such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the U.S. Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the U.S. Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 12.04(b) and the immediately succeeding sentence, (x) each U.S. Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the U.S. Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the U.S. Borrower shall not be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided to the U.S. Borrower the Internal Revenue Service Forms required to be provided to the U.S. Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 12.04(b), each Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Taxes deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

(c) Each Lender agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file any certificate or document or to furnish to a Borrower that is not a U.S. Borrower any information as reasonably requested by such Borrower that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes; provided, however, that nothing in this Section 4.04(c) shall require a Lender to disclose any confidential information (including, without limitation, its tax returns or its Tax calculations). A Borrower that is not a U.S. Borrower shall not be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to a Lender in respect of income or similar taxes imposed if such Lender has not used reasonable efforts to provide a certificate, document or information to the extent required pursuant to this Section 4.04(c).

(d) If the Borrower pays any additional amount under this Section 4.04 and such Lender determines in its sole discretion that it has actually received in connection therewith any refund of its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Refund”), such Lender shall pay to the Borrower an amount that the Lender shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by the Lender in such year as a consequence of such Tax Refund; provided, however, that (i) any Lender may determine, in its sole discretion consistent with the policies of such Lender, whether to seek a Tax Refund; (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender that otherwise would not have expired) of any Tax Refund with respect to which such Lender has made a payment to the Borrower pursuant to this Section 4.04(d) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender pursuant to this Section 4.04 without any exclusions or defenses; (iii) nothing in this Section 4.04(d) shall require the Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns); and (iv) no Lender shall be required to pay any amounts pursuant to this Section 4.04(d) at any time during which a Default or Event of Default exists.

SECTION 5. Conditions Precedent.

5.01 Conditions Precedent to Effective Date. This Agreement shall become effective on the date (the “Effective Date”) on which each of the following conditions shall be satisfied:

(a) Execution of Agreement; Notes. (i) Each of the Company, the initial Designated Subsidiary Borrowers, the Administrative Agent and each of the Lenders shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent at its Notice Office or, in the case of the Lenders and the Agents, shall have given to the Administrative Agent telephonic (confirmed in writing), written or facsimile transmission notice (actually received) at such office that the same has been signed and mailed to it; and (ii) there shall have been delivered to the Administrative Agent for the account of each Lender requesting the same, Notes executed by each Borrower, as applicable, in each case in the amount, maturity and as otherwise provided herein.

(b) No Default; Representations and Warranties. The Administrative Agent shall have received a certificate, dated the Effective Date, signed by an Authorized Officer of the Company certifying that (i) no Default or Event of Default exists and (ii) all representations and warranties made by each Borrower contained herein or in any other Credit Document are true and correct in all material respects.

(c) Corporate Proceedings. (i) The Administrative Agent shall have received from each Borrower a certificate, dated the Effective Date, signed by an Authorized Officer thereof in the form of Exhibit E with appropriate insertions and deletions, together with (x) copies of its certificate of incorporation, by-laws or other organizational documents and (y) the resolutions relating to the Credit Documents which shall be satisfactory to the Administrative Agent.

(ii) The Administrative Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates and any other records of corporate proceedings and governmental approvals, if any, which the Administrative Agent may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

(d) A.M. Best Rating. On the Effective Date, each Regulated Insurance Company which is a Material Subsidiary and which has an A.M. Best financial strength rating shall have an A.M. Best financial strength rating of at least A-.

(e) Opinions of Counsel. The Administrative Agent shall have received legal opinions reasonably acceptable to the Administrative Agent and addressed to the Administrative Agent and each of the Lenders and dated the Effective Date, from (a) Christine Patton, Esq., General Counsel of the Company, substantially in the form of Exhibit D-1, (b) Cathy A. Hauck, Esq., Executive Vice President, General Counsel and Corporate Secretary of Partner Reinsurance Company of the U.S. substantially in the form of Exhibit D-2, (c) Davis Polk & Wardwell, substantially in the form of Exhibit D-3, and (d) Bredin Prat, substantially in the form of Exhibit D-4.

(f) Fees. The Borrowers shall have paid to the Administrative Agent and the Lenders all fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by this Agreement and the other Credit Documents, agreed upon by such parties to be paid on or prior to such date.

(g) Repayment and Termination of Commitments under the Existing Credit Agreement. On the Effective Date, the total commitments under the Existing Credit Agreement shall have been terminated, and all loans thereunder shall have been repaid in cash in full, together with all accrued interest and fees thereon, all letters of credit (other than the Existing Letters of Credit, if any) issued thereunder shall have been terminated, and all other amounts owing pursuant to the Existing Credit Agreement shall have been repaid in full. The Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to it that the matters set forth in this Section 5.01(g) have been satisfied on such date.

(h) Non-Continuing Lender Agreement. On the Effective Date, any Existing Lender that will not be a Lender under this Agreement shall have executed a Non-Continuing Lender Agreement.

The occurrence of the Effective Date shall constitute a representation and warranty by each Borrower to the Agents and each of the Lenders that (i) all the conditions specified in Section 5.01 exist as of that time and (ii) the representation and warranty set forth in Section 6.04(b) is true and correct in all material respects as of such date. All the Notes, certificates, legal opinions and other documents and papers referred to in this Section 5.01, unless otherwise specified, shall be delivered to the Administrative Agent at the Administrative Agent’s Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts for each of the Lenders and shall be satisfactory in form and substance to the Lenders. The Administrative Agent shall give the Company and each Lender written notice that the Effective Date has occurred.

5.02 Conditions Precedent to All Loans and Letters of Credit. The obligation of each Lender to make any Loan and the obligation of the Issuing Agent to issue or increase the Stated Amount of any Letter of Credit is subject, at the time of each such Loan made or Letter of Credit issued or increased, to the satisfaction of the following conditions:

(a) Effective Date. The Effective Date shall have occurred.

(b) Notice of Borrowing. The Administrative Agent shall have received, as applicable, (i) a Notice of Borrowing meeting the requirements of Section 1.03(a) with respect to each incurrence of Revolving Loans, (ii) a Notice of Competitive Bid Borrowing meeting the requirements of Section 1.04(a) with respect to each incurrence of Competitive Bid Loans or (iii) a Letter of Credit Request meeting the Requirements of Section 2.02 with respect to each Letter of Credit to be issued.

(c) No Default; Representations and Warranties. At the time of the incurrence of each Loan or issuance or increase in any Letter of Credit, and also after giving effect thereto, (i) there shall exist no Default or Event of Default, (ii) all representations and warranties made by each Borrower contained herein or in any other Credit Documents (other than the representation and warranty made in Section 6.04(b)) shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Loan and (iii) as of the date of the most recently required Annual Compliance Certificate the representation and warranty made in Section 6.04(b) was true and correct in all material respects.

The acceptance of the benefits of each Loan and Letter of Credit shall constitute a representation and warranty by the respective Borrower to the Agents and each of the Lenders that all of the applicable conditions specified in Section 5.02 exist as of that time.

SECTION 6. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans and issue Letters of Credit provided for herein, the Company makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of any Letter of Credit:

6.01 Corporate Existence and Power. (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to transact business in every jurisdiction where, such qualification is necessary except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect, and (b) each of the Company and its Subsidiaries has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its businesses as now conducted except where the failure to have such governmental licenses, authorizations, consents and approvals would not reasonably be expected to have a Material Adverse Effect.

6.02 Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrowers of this Agreement and the other Credit Documents, (i) are within each of the Borrower’s corporate powers, (ii) have been duly authorized by all necessary corporate action and if required, by all necessary shareholder action, (iii) require no consent approval of (including any exchange control approval) or action by or in respect of, or registration or filing with, any Governmental Authority, agency or official, except such as have been obtained or made and are in full force and effect, (iv) do not contravene, or constitute a default under, any provision of applicable law, regulation or order of any Governmental Authority, the charter, by-laws or other organizational documents of any of the Borrowers or of any judgment, injunction, order or decree binding upon the Borrowers or any of their Subsidiaries, (v) do not result in the creation or imposition of any Lien on any asset of the Borrowers or any of their Subsidiaries and (vi) will not violate or result in a default under any indenture, loan agreement or other material agreement or instrument binding upon the Borrowers or their assets, or give rise to a right thereunder to require any payment to be made by any such Person.

6.03 Enforceability. Each Credit Document constitutes a legal, valid and binding agreement of each of the Borrowers enforceable against each of the Borrowers in accordance with its terms, and the other Credit Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of each of the Borrowers enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

6.04 Financial Information. (a) The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 2003 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, reported on by Deloitte & Touche copies of which have been delivered to each of the Lenders, and the unaudited consolidated financial statements of the Company and its Consolidated Subsidiaries for the fiscal quarter ended March 31, 2004, copies of which have been delivered to each of the Lenders, fairly present, in conformity with GAAP consistently applied, the consolidated financial position and results of operations and cash flows of the Company and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated, subject to normal year-end audit adjustments and the absence of footnotes in the case of such unaudited financial statements.

(b) Since December 31, 2003, there has been no event, act, condition or occurrence that has had or is reasonably likely to have a Material Adverse Effect.

6.05 Litigation. There is no action, suit or proceeding pending or threatened against or affecting the Company or any of its Subsidiaries before any court or arbitrator or any Governmental Authority, agency or official which is reasonably likely to have a Material Adverse Effect or which in any manner draws into question the validity or enforceability of, or which is reasonably likely to impair the ability of the Borrowers to perform their obligations under, this Agreement or any of the other Credit Documents.

6.06 Tax Returns and Payments. (a) Each of the Borrower and each of its Subsidiaries has filed all material federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, except for those contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP principles. The Borrower and each of its Subsidiaries have at all times paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to date. There is no material action, suit, proceeding, investigation, or claim now pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened by any authority regarding any taxes relating to the Borrower or any of its Subsidiaries. Neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.

(b) To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any Notes evidencing Loans made (or to be made), it is not necessary that any stamp or similar tax be paid on or in respect of this Agreement or such Notes, or any other document other than such stamp or similar taxes that have already been paid.

6.07 Indebtedness. The Company does not have any Debt on the Effective Date other than that which is listed on Annex IV.

6.08 Insurance Licenses. Each Regulated Insurance Company has obtained and maintains in full force and effect all licenses and permits from all regulatory authorities necessary to operate in the jurisdictions in which such Regulated Insurance Company operates, in each case other than such licenses and permits the failure of which to obtain or maintain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.09 Intellectual Property. The Company and its Subsidiaries own, or are licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to their business, and the use thereof by the Company and/or its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

6.10 Not an Investment Company. Neither the Company nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6.11 Public Utility Holding Company Act. Neither the Company nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

6.12 Ownership of Property; Liens. The Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in, all of their real and personal properties sufficient for the conduct of their respective businesses and none of such property is subject to any Lien except as permitted in Section 8.01.

6.13 No Default. No Default or Event of Default has occurred and is continuing.

6.14 Full Disclosure. All information heretofore furnished by the Borrowers to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrowers to the Administrative Agent or any Lender will be, true, accurate and complete in all material respects on the date as of which such information is stated or certified, provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.15 Compliance with Laws. The Company and each of its Subsidiaries is in compliance with all applicable laws, regulations, rules and orders of any Governmental Authority, except where any failure to comply with any such laws would not reasonably be expected to, alone or in the aggregate, have a Material Adverse Effect.

6.16 Capital Stock. All Capital Stock, debentures, bonds, notes and all other securities of the Company and its Subsidiaries presently issued and outstanding have been validly and properly issued in accordance with all applicable laws, including, but not limited to, the “Blue Sky” laws of all applicable states and the federal securities laws. The issued shares of Capital Stock of each of the Company’s Wholly-Owned Subsidiaries are owned by the Company free and clear of any Lien or adverse claim.

6.17 Compliance with ERISA. (a) Each Borrower and its Subsidiaries and ERISA Affiliates have fulfilled their respective obligations (if any) under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or any Plan or Multiemployer Plan (other than to make contributions in the ordinary course of business).

(b) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Foreign Pension Plan have been timely made. Neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

6.18 Margin Stock. No Borrower nor any of its Subsidiaries is engaged principally in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Loan hereunder will be used to purchase or carry any Margin Stock, or be used for any purpose which violates, or which is inconsistent with the provisions of Regulation U or X.

6.19 Subsidiaries. Set forth in Annex III is a complete and correct list of all of the Subsidiaries of the Company as of the Effective Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding direct ownership interests in such Subsidiary and (iii) the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Annex III, as of the Effective Date (y) each of the Company and its Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Annex III and (z) all of the issued and outstanding Capital Stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable.

6.20 Use of Proceeds. All proceeds of the Loans shall be utilized for the general corporate purposes of the Company and its Subsidiaries.

SECTION 7. Affirmative Covenants. The Borrowers hereby covenant and agree that on and as of the Effective Date and thereafter until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other obligations (other than any indemnities described in Section 12.12 which are not then owing) incurred hereunder, are paid in full:

7.01 Information Covenants. The Company will furnish to each Lender:

(a) as soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods in each Fiscal Year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such period and the related consolidated statements of income, changes in stockholders’ equity and cash flows of the Company for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current Fiscal Year to the end of such quarterly period, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Company as presenting fairly, in accordance with GAAP (except as specifically set forth therein; provided any exceptions or qualifications thereto must be acceptable to the Required Lenders) on a basis consistent with such prior fiscal periods, the information contained therein, subject to changes resulting from normal year-end audit adjustments;

(b) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Company, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income, operations, changes in stockholders’ equity and cash flows of the Company for such Fiscal Year, setting forth in comparative form the consolidated figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of Deloitte & Touche or other independent public accountants of recognized national standing selected by the Company, which report shall state that such consolidated financial statements present fairly the consolidated financial position of each of the Company and its Subsidiaries as at the dates indicated and the consolidated results of its operations and cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise specified in such report; provided any exceptions or qualifications thereto must be acceptable to the Required Lenders) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(c) within five Business Days after any senior officer of any Borrower becomes aware of the occurrence of any Default and/or any event or condition constituting, or which in such Borrower’s reasonable judgment is reasonably likely to have a Material Adverse Effect, a certificate of an Authorized Officer of each of the Borrowers setting forth the details thereof and the action which the Borrowers are taking or propose to take with respect thereto;

(d) promptly upon the mailing thereof to the security holders of the Borrowers generally, copies of all financial statements, reports and proxy statements so mailed;

(e) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Company shall have filed with the Securities and Exchange Commission or any national securities exchange;

(f) promptly after any Borrower knows of the commencement thereof, notice, of any litigation, dispute or proceeding involving a claim against any of the Borrowers and/or any Subsidiary which claim could reasonably be expected to have a Material Adverse Effect;

(g) at the request of any Lender, promptly after the filing thereof, a copy of the annual statements for each calendar year and quarterly statements for each calendar quarter (if any) as filed with any Applicable Insurance Regulatory Authority of any jurisdiction in which any Regulated Insurance Company is qualified to do business;

(h) at the time of the delivery of the financial statements provided for in Sections 7.01(a) and (b), a compliance certificate from the chief financial officer or treasurer of the Company in the form of Exhibit K (I) certifying on behalf of the Company that, to the best of such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and (II) setting forth in reasonable detail the calculations required to establish whether the Company and its Subsidiaries were in compliance with the provisions of Sections 8.10 and 8.11; and

(i) from time to time such additional information regarding the financial position or business of the Borrowers and their Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

Reports and financial statements required to be delivered by the Company pursuant to paragraphs (a), (b) and (e) of this Section 7.01 shall be deemed to have been delivered on the date on which the Company posts such reports, or reports containing such financial statements, on its website on the Internet at www.partnerre.com or when such reports, or reports containing such financial statements are posted on the SEC’s website at www.sec.gov; provided that the Company shall deliver paper copies of the reports and financial statements referred to in paragraphs (a), (b) and (e) of this Section 7.01 to the Administrative Agent or any Lender who requests it to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender.

7.02 Books, Records and Inspections. The Borrowers will (i) keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP or Statutory Accounting Principles, as applicable, shall be made of all dealings and transactions in relation to its business and activities; and (ii) permit, and will cause each Subsidiary to permit, representatives of any Lender at such Lender’s expense prior to the occurrence and during the continuance of an Event of Default and at the Borrowers’ expense after the occurrence of an Event of Default to visit and inspect any of their respective properties, to examine their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Borrowers agree to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

7.03 Maintenance of Existence. Each of the Borrowers shall maintain its existence, and will qualify and remain qualified as a foreign corporation in each jurisdiction in which failure to receive or retain such qualifications would have a Material Adverse Effect.

7.04 ERISA. As soon as possible and, in any event, within (10) days after a Borrower, any of its Subsidiaries or any of its ERISA Affiliates knows or has reason to know that any of the events or conditions specified below with respect to any Plan or Multiemployer

Plan have occurred or exist, a statement signed by the chief financial officer of such Borrower setting forth details respecting such event or condition and the action if any, that such Borrower, such Subsidiary or such ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by such Borrower, such Subsidiary or such ERISA Affiliate with respect to such event or condition):

(i) any reportable event, as defined in subsections (c)(1), (2), (5) and (6), and subsection (d)(2) of Section 4043 of ERISA and the regulations issued thereunder, with respect to a Plan;

(ii) the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan under a distress termination or the distress termination of any Plan;

(iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by a Borrower, any of its Subsidiaries or any of its ERISA Affiliates of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv) the receipt by a Borrower, any of its Subsidiaries or any of its ERISA Affiliates of notice from a Multiemployer Plan that a Borrower, any of its Subsidiaries or any of its ERISA Affiliates has incurred withdrawal liability under Section 4201 of ERISA in excess of $10,000,000 or that such Multiemployer Plan is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA whereby a deficiency or additional assessment is levied or threatened to be levied against a Borrower, any of its Subsidiaries or any of its ERISA Affiliates; and

(v) the institution of a proceeding by a fiduciary of any Plan or Multiemployer Plan against a Borrower, any of its Subsidiaries or any of its ERISA Affiliates to enforce Section 515 or 4219(c)(5) of ERISA, which proceeding is not dismissed within 30 days.

7.05 Insurance. The Borrowers will maintain, and will cause each of their Subsidiaries to maintain (either in the name of the Borrowers or in such Subsidiary’s own name) with financially sound and reputable insurance companies, insurance on all their property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar businesses.

7.06 Maintenance of Property. The Borrowers shall, and will cause each of their Subsidiaries to, maintain all of their properties and assets in good condition, repair and working order, ordinary wear and tear excepted.

7.07 Payment of Taxes. Each Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for sums that have become due and payable which, if unpaid, might become a Lien not otherwise permitted under Section 8.01; provided, that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

SECTION 8. Negative Covenants. The Borrowers hereby covenant and agree that on and as of the Effective Date and thereafter until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other obligations (other than any indemnities described in Section 12.12 which are not then owing) incurred hereunder, are paid in full:

8.01 Liens. Neither the Company nor any of its Subsidiaries will permit, create, assume, incur or suffer to exist any Lien on any asset tangible or intangible now owned or hereafter acquired by it, except:

(i) Liens existing on the date hereof and listed on Annex V hereto;

(ii) Liens not securing Debt which are incurred in the ordinary course of business;

(iii) Liens securing repurchase agreements constituting a borrowing of funds by the Company or any Subsidiary of the Company in the ordinary course of business for liquidity purposes and in no event for a period exceeding 90 days in each case; and

(iv) Liens existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event;

(v) Liens on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

(vi) Liens on any asset of any Person existing at the time such Person is merged or consolidated with or into the Company or a Subsidiary and not created in contemplation of such event;

(vii) Liens existing on any asset prior to the acquisition thereof by the Company or a Subsidiary and not created in contemplation of such acquisition;

(viii) Liens arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section 8.01, provided that such Debt is not increased and is not secured by any additional assets;

(ix) Liens securing obligations owed by any Borrower to any other Borrower or owed by any Subsidiary of the Company (other than a Borrower) to the Company or any other Subsidiary;

(x) Liens incurred in the ordinary course of business in favor of financial intermediaries and clearing agents pending clearance of payments for investment or in the nature of set-off, banker’s lien or similar rights as to deposit accounts or other funds;

(xi) Liens consisting of deposits made by any Regulated Insurance Company with an Applicable Insurance Regulatory Authority or other statutory Liens or Liens or claims imposed or required by applicable insurance laws or regulations against the assets of any Regulated Insurance Company, in each case in favor of policyholders of such Regulated Insurance Company or an Applicable Insurance Regulatory Authority and in the ordinary course of such Regulated Insurance Company’s business;

(xii) Judgment or judicial attachment Liens, provided that no Event of Default arises under Section 9.01(k);

(xiii) Liens, now or in the future, arising in the ordinary course of business of (and solely on assets of) New Solutions or any other Subsidiary securing the obligations of New Solutions or such other Subsidiary, as the case may be; provided that (A) New Solutions or such other Subsidiary is not a Borrower or a Regulated Insurance Company and (B) New Solutions or such Subsidiary is primarily in the business of dealing in securities interest rate swaps and other derivative transactions; and

(xiv) Liens not otherwise permitted by the foregoing clauses of this Section 8.01 securing Debt in an aggregate principal amount not at any time exceeding 12% of Consolidated Tangible Net Worth.

8.02 Dissolution. No Borrower shall suffer or permit dissolution or liquidation either in whole, except through corporate reorganization to the extent permitted by Section 8.03.

8.03 Consolidations, Mergers, Sales of Assets and Acquisitions. (a) The Borrowers will not consolidate or merge with or into any other Person, provided that (i) any Borrower may merge with another Person if (x) one of the Borrowers is the corporation surviving such merger or, if such Person is the survivor, such Person is a corporation or company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, Bermuda or any country which is, on the date of such merger, a member of the Organization of Economic Cooperation and Development, such Person will expressly and unconditionally assume the due and punctual payment of the principal of, any premium and interest on and other amounts of such Borrower hereunder, and the performance of such Borrower’s obligations hereunder and such Person delivers an opinion from counsel in the jurisdiction of such person’s organization in form and substance satisfactory to the Administrative Agent covering matters in connection with such consolidation or merger, and (y) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing; and (ii) Subsidiaries of the Company may merge with one another (subject, in the case of mergers involving Designated Subsidiary Borrowers, to compliance with the requirements of preceding clause (x)).

(b) No Borrower will, nor will it permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing (subject to the exclusions hereinafter set forth) being referred to in this Section as a “Disposition”), any of its properties or assets, tangible or intangible (including but not limited to any sale, assignment, discount or other disposition of accounts, contract rights, chattel paper or general intangibles with or without recourse, but excluding (i) restricted payments permitted under Section 8.08 below, (ii) sales of portfolio securities in the ordinary course of business and (iii) cash payments to discharge obligations or for goods or services or to acquire assets), provided that the Borrowers and their Subsidiaries may make Dispositions in any fiscal year so long as the aggregate amount of such Dispositions made in such fiscal year does not exceed $200,000,000.

(c) No Borrower will, nor will it permit any of its Subsidiaries to, acquire all or substantially all of the capital stock or assets of another Person (other than a Person which is already a Wholly-Owned Subsidiary of such Borrower or Subsidiary) unless at such time and immediately after giving effect thereto no Default or Event of Default exists or would result therefrom.

8.04 Use of Proceeds. Each Borrower will use the proceeds of all Loans for its general corporate purposes. No portion of the proceeds of the Loans will be used by the Borrowers or any Subsidiary (i) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (ii) for any purpose in violation of any applicable law or regulation.

8.05 Transactions with Affiliates. Neither the Company nor any of its Subsidiaries shall enter into or be a party to, any transaction with any Affiliate of the Company or such Subsidiary (which Affiliate is not one of the Borrowers or a Subsidiary), except transactions with Affiliates in good faith and on terms no less favorable to such Borrower or Subsidiary than those that could have been obtained in a comparable transaction on an arm’s length basis from an unrelated Person.

8.06 Indebtedness. No Borrower will at any time create, incur, assume or permit to exist any Debt, or agree, become or remain liable (contingent or otherwise) to do any of the foregoing, except for Debt which is either pari passu with, or subordinated in right of payment to, the Obligations.

8.07 Private Act. No Borrower will become subject to a Private Act.

8.08 Restricted Payments. The Company will not declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Company, if in any case referred to above, a Default or Event of Default shall have occurred and be continuing at the time of such action or would result therefrom; provided that notwithstanding the foregoing, the Company may declare and pay dividends payable solely in Equity Interests of the Company and may redeem, return or defease any of its Equity Interests by issuing new Equity Interests.

8.09 Business. The Company will not, and will not permit any of its Subsidiaries to, engage (directly or indirectly) in any business other than substantially the same lines of business in which they are engaged on the Effective Date and reasonable extensions thereof and other businesses that are complimentary or reasonably related thereto.

8.10 Leverage Ratio. The Company will not permit the ratio of Consolidated Total Debt to Consolidated Total Capitalization at any time to exceed 0.35:1.00.

8.11 Minimum Consolidated Tangible Net Worth. The Company will not permit Consolidated Tangible Net Worth to be less than (i) during the period from and including the Effective Date to but not including the Financial Statement Delivery Date immediately following the Company’s fiscal year ending December 31, 2004, $1,825,000,000 and (ii) thereafter, an amount equal to the sum of (x) $1,825,000,000 plus (y) 50% of the Cumulative Consolidated Net Income (if positive) for the period from and including January 1, 2004 through the last day of the most recently ended fiscal year for which the Financial Statement Delivery Date has occurred.

8.12 Claims Paying Ratings. Each Regulated Insurance Company which is a Material Subsidiary and which has a financial strength rating from A.M. Best Co. (or its successor) will maintain at all times a financial strength rating of at least “A-” from A.M. Best & Co. (or its successor); provided that if the rating system of A.M. Best Co. (or its successors) shall change, or if it (or its successors) shall cease to be in the business of rating the financial strength of insurance companies like the Regulated Insurance Companies, the Company and the Lenders shall negotiate in good faith to amend the references to specific A.M. Best Co. ratings in this Agreement to reflect such changed rating system or the non-availability of ratings from such rating agency (it being understood that any such amendment to such specific ratings shall in no event be effective without the approval of the Required Lenders).

SECTION 9. Defaults.

9.01 Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

(a) any Borrower shall fail to pay when due any principal of any Loan, or shall fail to pay any interest on any Loan within three Business Days after such interest shall become due, or shall fail to pay any fee or other amount payable hereunder within five Business Days after such fee or other amount becomes due; or

(b) any Borrower shall fail to observe or perform any covenant contained in Sections 7.01(c), 7.02(ii), 7.03, 7.06 or Section 8; or

(c) any Borrower shall fail to observe or perform any covenant or agreement contained herein (other than those covered by clause (a) or (b) above) for 30 days after the earlier of (i) the first day on which any Borrower has knowledge of such failure or (ii) written notice thereof has been given to the Company by the Administrative Agent at the request of any Lender; or

(d) any representation, warranty, certification or statement made or deemed made by any Borrower in Section 6 of this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

(e) the Company or any Subsidiary shall default in any payment in respect of Debt outstanding in an aggregate principal amount equal to or in excess of $50,000,000 (other than the Obligations) (after giving effect to any applicable grace period); or

(f) any event or condition shall occur which results in the acceleration of the maturity of any Debt outstanding in an aggregate amount equal to or in excess of $50,000,000 of the Company or any Subsidiary or the mandatory prepayment or purchase of such Debt by the Company (or its designee) or such Subsidiary (or its designee) prior to the scheduled maturity thereof; or

(g) The Company or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization, rehabilitation, conservation, supervision or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, rehabilitator, conservator, custodian or other similar official of them or any substantial part of their property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against them, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing their inability, to pay their debts as they become due, or shall take any corporate action to authorize any of the foregoing, or shall become or be declared by a court of competent jurisdiction to be insolvent; or

(h) an involuntary case or other proceeding shall be commenced against the Company or any Material Subsidiary seeking liquidation, reorganization, rehabilitation, conservation, supervision or other relief with respect to them or their debts under any bankruptcy, insolvency or other similar law or the Bermuda Companies Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, rehabilitator, conservator, custodian or other similar official of them or any substantial part of their property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(i) an event or condition specified in Section 7.04 shall occur or exist with respect to any Plan or Multiemployer Plan, a Borrower, any of its Subsidiaries or any of its ERISA Affiliates shall fail to pay when due any material amount which they shall have become liable to pay to the PBGC or to a Plan or a Multiemployer Plan under Title IV of ERISA, or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated, and as a result of such event or condition, together with all such other events or conditions, a Borrower, any of its Subsidiaries or any of its ERISA Affiliates shall be reasonably likely in the opinion of the general counsel of such Borrower to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing); or

(j) the Company Guaranty shall terminate or cease, in whole or part, to be a legally valid and binding obligation of the Company or any Person acting for or on behalf of the Company shall contest such validity or binding nature of such Company Guaranty, or any other Person shall assert any of the foregoing;

(k) one or more judgments or orders for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Company or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

(l) a Change of Control shall occur;

then, and in every such event, the Administrative Agent shall (i) if requested by the Required Lenders, by notice to the Company to terminate the Commitments and they shall thereupon terminate, (ii) if requested by the Required Lenders, by notice to the Company to declare the principal of and any accrued interest in respect of all Loans and all other Obligations owing hereunder and under the other Credit Documents to be, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, (iii) if requested by the Required Lenders, terminate any Letter of Credit or give a Notice of Non-Extension in respect thereof if permitted in accordance with its terms, and (iv) if requested by the Required Lenders, direct the applicable Borrower to pay (and the applicable Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 9.01(g) and 9.01(h), to pay) to the Administrative Agent at the Payment Office an amount of cash to be held as security for respective Borrower’s reimbursement obligations in respect of all Letters of Credit then outstanding which were issued for the account of such Borrower, equal to the aggregate Stated Amount of all such Letters of Credit at such time; provided that if any Event of Default specified in clause (g) or (h) above occurs with respect to the Company without any notice to the Company or any other act by the Administrative Agent or the Lenders, the Total Commitment shall thereupon automatically terminate and the Notes (together with accrued interest thereon) and all other amounts payable hereunder and under the other Credit Documents shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Notwithstanding the foregoing, the Administrative Agent shall have available to it all other remedies at law or equity, and shall exercise any one or all of them at the request of the Required Lenders.

9.02 Notice of Default. The Administrative Agent shall give notice to the Company of any Default under Section 9.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

SECTION 10. Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

“Absolute Rate” shall mean an interest rate (rounded to the nearest .0001) expressed as a decimal.

“Absolute Rate Borrowing” shall mean a Competitive Bid Borrowing with respect to which a Borrower has requested that the Bidder Lenders offer to make Competitive Bid Loans at Absolute Rates.

“Additional Costs” shall mean, with respect to any Lender lending from an office in the United Kingdom or a Participating Member State, the amount notified by such Lender to the Borrowers and the Administrative Agent as its reasonable determination of the proportion of the cost attributable to the Loans made by such Lender from that office of complying with the fee and minimum reserve requirements of the Bank of England and the UK Financial Services Authority or the European Central Bank in respect of loans made from that office.

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Loan Outstandings” shall have the meaning provided in Section 4.02(a).

“Agreement” shall mean this Credit Agreement, as the same may be from time to time modified, amended and/or supplemented.

“Alternate Currency” shall mean each Primary Alternate Currency and each Other Alternate Currency.

“Alternate Currency Letter of Credit” shall mean any Letter of Credit to the extent denominated in an Alternate Currency.

“Alternate Currency Loan” shall mean each Loan denominated in an Alternate Currency.

“Annual Compliance Certificate” means the compliance certificate required to be delivered pursuant to Section 7.01(h) at the time of delivery of the financial statements provided for in Section 7.01(b).

“Applicable Credit Rating” shall mean (i) the Moody’s Credit Rating and the S&P Credit Rating, if the same; (ii) if the Moody’s Credit Rating and the S&P Credit Rating differ by one rating level, the higher of such Ratings; and (iii) if the Moody’s Credit Rating and the S&P Credit Rating differ by two or more rating levels, the Applicable Credit Rating shall be one rating level below the higher of such Ratings; provided that if only one Rating Agency rates the senior unsecured debt of the Company, such rating shall be the Applicable Credit Rating unless the other Rating Agency ceased rating such senior unsecured debt at the request of the Company, in which case the Applicable Credit Rating shall be deemed to be below A-/A3.

“Applicable Insurance Regulatory Authority” shall mean, when used with respect to any Regulated Insurance Company, (x) the insurance department or similar administrative authority or agency located in each state or other jurisdiction (foreign or domestic) in which such Regulated Insurance Company is domiciled, (y) the insurance department, authority or agency in each state or other jurisdiction (foreign or domestic) in which such Regulated Insurance Company is licensed, to the extent it has regulatory jurisdiction over such Regulated Insurance Company, and (z) any Federal or national insurance regulatory department, authority or agency that may be created and that has regulatory jurisdiction over such Regulated Insurance Company.

“Applicable Facility Fee Percentage” shall mean, for any day, the rate per annum set forth below opposite the Applicable Period then in effect:

Applicable Period	Applicable Facility Fee Percentage
Category A Period	0.070%
Category B Period	0.080%
Category C Period	0.090%
Category D Period	0.125%

“Applicable L/C Percentage” shall mean the percentage set forth below opposite the Applicable Period then in effect:

Applicable Period	Applicable L/C Percentage
Category A Period	0.305%
Category B Period	0.345%
Category C Period	0.385%
Category D Period	0.625%

“Applicable Margin” shall mean the rate per annum set forth below opposite the Applicable Period then in effect:

	Applicable Margin
Applicable Period	Eurodollar Loans	Base Rate Loans
Category A Period	0.230%	0.00%
Category B Period	0.245%	0.00%
Category C Period	0.285%	0.00%
Category D Period	0.500%	0.00%

“Applicable Period” shall mean, at any time, the period set forth below then in effect:

Applicable Period	Criteria

Category A Period	The Applicable Credit Rating is A+, A1 or above.

Category B Period	The Applicable Credit Rating is A or A2.

Category C Period	The Applicable Credit Rating is A- or A3.

Category D Period	None of a Category A Period, a Category B Period or a Category C Period is in effect at such time.

Notwithstanding anything to the contrary set forth above, if neither Rating Agency rates the unsecured senior debt of the Company, then the Applicable Period shall be a Category D Period.

“Applicable Utilization Fee Percentage” shall mean, for any day, the percentage set forth below opposite the Applicable Period then in effect:

Applicable Period	Applicable Utilization Fee Percentage
Category A Period	0.075%
Category B Period	0.100%
Category C Period	0.100%
Category D Period	0.125%

“Approved Currency” shall mean each of Dollars, each Primary Alternate Currency and each Other Alternate Currency.

“Assignment Agreement” shall mean the Assignment Agreement in the form of Exhibit F (appropriately completed).

“Authorized Officer” shall mean any senior officer of a Borrower designated as such in writing to the Administrative Agent by such Borrower.

“Base Rate” shall mean, at any time, the higher of (i) the rate which is ½ of 1% in excess of the Federal Funds Effective Rate as published by the Federal Reserve Bank of New York and (ii) the Prime Commercial Lending Rate of JPMorgan Chase Bank as announced from time to time at its head office.

“Base Rate Loan” shall mean each Revolving Loan or Term Loan that is not a Eurodollar Loan.

“Bidder Lender” shall mean each Lender that has notified in writing (and has not withdrawn such notice) the Administrative Agent that it desires to participate generally in the bidding arrangements relating to Competitive Bid Borrowings.

“Borrower” or “Borrowers” shall mean the Company and each Designated Subsidiary Borrower. For the purposes of Sections 5, 6, 7, 8 and 9 (including defined terms used therein) any reference to “Borrower” shall also mean, and include, the Company in its capacity as guarantor under Section 13.

“Borrowing” shall mean (i) the incurrence by a single Borrower of Revolving Loans denominated in Dollars that are Base Rate Loans on a pro rata basis from all Lenders; (ii) the incurrence by a single Borrower of Revolving Loans of a single Approved Currency that are Eurodollar Loans on a pro rata basis from all Lenders, on a given date (or resulting from conversions on a given date), having the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 1.11(b) shall be considered part of any related Borrowing of Eurodollar Loans; and (iii) a Competitive Bid Borrowing.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close, (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans and Competitive Bid Loans made pursuant to a Spread Borrowing, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in the London interbank Eurodollar market and, with respect to any notices or determinations in respect of Euros, which is customarily a “Business Day” for such notices or determinations.

“Canadian Dollars” shall mean freely transferable lawful money of Canada.

“Canadian Dollar Equivalent” shall mean, at any time for the computation thereof, the amount of Canadian Dollars which could be purchased with the amount of Dollars involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 A.M. (London time) on the date three Business Days prior to the date of any determination thereof for purchase on such date.

“Capital Stock” shall mean any capital stock of the Company or any Consolidated Subsidiary (to the extent issued to a Person other than the Borrowers), whether common or preferred.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof, the District of Columbia or any foreign jurisdiction having, capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.

“Change of Control” shall mean the occurrence of any of the following events or conditions: (a) any Person or group of Persons (as used in Sections 13 and 14 of the Securities Exchange Act of 1934, and the rules and regulations thereunder) shall have become the beneficial owner (as defined in rules promulgated by the SEC) of more than 40% of the voting securities of the Company; or (b) a majority of the members of the Company’s board of directors are persons who are then serving on the board of directors without having been elected by the board of directors or having been nominated for election by its shareholders.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commitment” shall mean, with respect to each Lender, at any time, the amount set forth opposite such Lender’s name on Annex I, as the same may be reduced pursuant to Sections 3.02, 3.03 or 9.01.

“Company” shall have the meaning provided in the first paragraph of this Agreement.

“Company Guaranty” shall mean the guaranty of the Company provided in Section 13.

“Competitive Bid Borrowing” shall mean a Borrowing by a Borrower of Competitive Bid Loans pursuant to Section 1.04.

“Competitive Bid Loan” shall have the meaning specified in Section 1.01(b).

“Competitive Bid Note” shall have the meaning provided in Section 1.06(a).

“Consolidated Net Worth” shall mean, as of any date of determination, the Net Worth of the Company and its Subsidiaries on such date determined on a consolidated basis, plus, to the extent not otherwise included in Net Worth, the then issued and outstanding amount of all Qualified Trust Preferred Securities and Qualified Mandatorily Convertible Preferred Securities.

“Consolidated Subsidiary” shall mean at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Company in its consolidated financial statements as of such date.

“Consolidated Tangible Net Worth” shall mean, as of the date of any determination, Consolidated Net Worth of the Company on such date less the amount of all intangible items included therein, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and write-ups of assets.

“Consolidated Total Capitalization” shall mean, as of any date of determination, the sum of (i) Consolidated Total Debt and (ii) Consolidated Net Worth.

“Consolidated Total Debt” shall mean, as of any date of determination, all Debt of the Company and its Subsidiaries on such date determined on a consolidated basis.

“Credit Documents” shall mean this Agreement and any Notes.

“Cumulative Consolidated Net Income” shall mean, for any period, an amount equal to the net income of the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period.

“DSB Assumption Agreement” shall mean an assumption agreement in the form of Exhibit G.

“Debentures” shall mean subordinated debt securities issued by the Company or any Subsidiary to a Special Purpose Trust in exchange for proceeds of Qualified Preferred Securities and common securities of such Special Purpose Trust.

“Debt” of any Person shall mean at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (ix) all Debt of others Guaranteed by such Person; provided, that (A) for the avoidance of doubt, insurance payment liabilities, as such, and liabilities arising in the ordinary course of such Person’s business as an insurance or reinsurance company (including GICs) or a corporate member of The Council of Lloyd’s or as a provider of financial or investment services or contracts (in each case other than in connection with the provision of financing to such Person or any of such Person’s Affiliate) shall not constitute Debt, and (B) solely for purposes of Section 8.10 and the definition of “Consolidated Total Debt,” “Debt” shall not include (I) any contingent obligations of any Person under or in connection with acceptance, letter of credit or similar facilities so long as no drawings or payments have been made in respect thereof, (II) obligations of the Company or any Subsidiary under any Debentures or under any subordinated guaranty of any Qualified Trust Preferred Securities or obligations of a Special Purpose Trust under any Qualified Trust Preferred Securities or (III) obligations of the Company in respect of any Redeemable Preferred Stock that is part of a unit which constitutes Qualified Mandatorily Convertible Preferred Securities, but only up until such time as such Redeemable Preferred Securities are remarketed in connection with the settlement of the related contract for the purchase and sale of the Company’s ordinary common shares.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Subsidiary Borrower” shall mean Partner Reinsurance Company Ltd., PartnerRe S.A., Partner Reinsurance Company of the U.S., PartnerRe Insurance Company of New York and each 90% Owned Subsidiary of the Company which is designated as a Designated Subsidiary Borrower in accordance with Section 1.15.

“Dispositions” shall have the meaning provided for in Section 8.03(b).

“Dollar Equivalent” shall mean, at any time for the determination thereof in accordance with Section 12.07(b), the amount of Dollars which could be purchased with the amount of the relevant Alternate Currency involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 A.M. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

“Dollar” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Effective Date” shall have the meaning provided in Section 5.01.

“Effective Overall Rate” shall mean the rate designated as such in the TEG Letter.

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Equity Interests” shall mean, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect as of the Effective Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as a Borrower or any of its Subsidiaries or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower or any of its Subsidiaries.

“Euro” shall mean the lawful currency of each of the Participating Member States.

“Euro Equivalent” shall mean, at any time for the determination thereof, the amount of Euros which could be purchased with the amount of Dollars involved in such computation at the spot exchange rate therefor as quoted by JPMorgan Chase Bank as of 11:00 A.M. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

“Eurodollar Loan” shall mean each Loan that at the election of each Borrower is bearing interest by reference to LIBOR.

“Event of Default” shall have the meaning specified in Section 9.01.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Period” shall mean, with respect to any additional amount payable under Section 1.11(a)(ii), 1.11(c), 1.11(d), 1.11(e) or 2.04, the period ending 180 days prior to the applicable Lender’s delivery of the written notice referenced in 1.11(a)(ii), 1.11(c), 1.11(d) or 2.04, as applicable, with respect to such additional amount.

“Existing Credit Agreement” shall mean the Credit Agreement dated as of June 19, 2002, among the Company, the lenders party thereto from time to time and the JPMorgan Chase Bank, as administrative agent, as amended, modified or supplemented through, but not including, the Effective Date.

“Existing Lender” shall have the meaning provided in Section 2.09.

“Existing Letter of Credit” shall have the meaning provided in Section 2.09.

“Facility Fees” shall have the meaning specified in Section 3.01(a).

“Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 3.01.

“Final Maturity Date” shall mean June 17, 2007.

“Financial Statement Delivery Date” shall mean each date upon which the Company’s audited annual financial statements are delivered pursuant to Section 7.01(b).

“Fiscal Year” means any fiscal year of the Borrowers.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing regulatory or administrative powers or functions of or pertaining to government including, without limitation, any Applicable Insurance Regulatory Authority.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed Creditors” shall mean and include each of the Administrative Agent, the Lenders and the Issuing Agent.

“Guaranteed Obligations” shall mean the principal and interest on each Note issued by each Designated Subsidiary Borrower to each Lender, and Loans made to each Designated Subsidiary Borrower, under this Agreement and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit issued for the account of each Designated Subsidiary Borrower, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of each Designated Subsidiary Borrower to such Lender, the Administrative Agent and the Issuing Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document for which each Designated Subsidiary Borrower is a party and the due performance and compliance by any such Designated Subsidiary Borrower with all the terms, conditions and agreements contained in this Agreement and each such other Credit Document.

“Insurance Business” shall mean one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance.

“Interest Period” shall mean (a) with respect to any Eurodollar Loan, the interest period applicable thereto, as determined pursuant to Section 1.10 and (b) with respect to any Competitive Bid Loan, the period beginning on the date of incurrence thereof and ending on the stated maturity date thereof.

“Interest Rate Basis” shall mean LIBOR and/or such other basis for determining an interest rate as the Borrowers and the Administrative Agent may agree upon from time to time.

“Issuing Agent” shall mean JPMorgan Chase Bank.

“Issuing Country” shall have the meaning specified in Section 12.17(a).

“Judgment Currency” shall have the meaning provided in Section 12.16(a).

“Judgment Currency Conversion Date” shall have the meaning provided in Section 12.16(a).

“L/C FMD Amount” shall mean the Letter of Credit Outstandings as of the Final Maturity Date.

“Lender” or “Lenders” shall have the meaning provided in the first paragraph of this Agreement.

“Lender Default” shall mean (i) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing that it is required to make or (ii) a Lender having notified the Administrative Agent and/or each Borrower that it does not intend to comply with its obligations under Section 1.01, in the case of either clause (i) or (ii) above as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

“Lender Register” shall have the meaning provided in Section 12.15.

“Letter of Credit” shall have the meaning provided in Section 2.01(a).

“Letter of Credit Fee” shall have the meaning provided in Section 3.01(c).

“Letter of Credit Outstandings” shall mean, at any time, the sum of, without duplication (i) the aggregate Stated Amount of all Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Letter of Credit Request” shall have the meaning provided in Section 2.02(a).

“Letter of Credit Supportable Obligations” shall mean obligations of the Borrowers or any of their Subsidiaries which are permitted to exist pursuant to the terms of this Agreement.

“LIBOR” shall mean, for each Interest Period applicable to any Loan (or other period for determination), the British Bankers Association Interest Settlement Rate that appears on page 3750 (or other appropriate page if the relevant currency does not appear on such page) of the Dow Jones Telerate Screen (or any successor page) for deposits in the relevant currency with maturities comparable to such Interest Period (or other period for determination) as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period (or other period for determination ) or, if such a rate does not appear on the Dow Jones Telerate Screen (or any successor page), the offered quotations to first-class banks in the London interbank market by JP Morgan Chase Bank for deposits in the relevant currency of amounts in same day funds comparable to the outstanding principal amount of such Loan with maturities comparable to such Interest Period (or other period for determination) determined as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period (or other period for determination).

“Lien” shall mean, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which they have acquired or hold subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” or “Loans” shall mean each Revolving Loan and each Competitive Bid Loan.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean, (i) a material adverse effect on the business, operations, property or financial condition of the Company and its Subsidiaries taken as a whole or (ii) a material adverse effect on (x) the rights and remedies of the Administrative Agent or the Lenders under the Credit Documents, (y) the ability of any Borrower to perform its obligations under the Credit Documents to which it is a party, as applicable, or (z) the legality, validity or enforceability of any Credit Document.

“Material Subsidiary” shall mean any Subsidiary of the Company whose total assets or total revenues exceed 2.5% of the total assets or gross revenues, respectively, of the

Company and its Subsidiaries on a consolidated basis as of the most recent fiscal quarter end and for the most recent fiscal quarter period, respectively, determined in accordance with GAAP.

“Minimum Borrowing Amount” shall mean (i) for any Revolving Loans that are Dollar denominated, $2,500,000, (ii) for any Revolving Loans that are Alternate Currency Loans, an amount in the respective Approved Currency having a Dollar Equivalent determined at the time a Notice of Borrowing is received or a prepayment made of $2,500,000 (iii) for any Competitive Bid Loans that are Dollar denominated, $2,500,000 and (iv) for any Competitive Bid Loans that are Alternate Currency Loans, an amount in the respective Alternate Currency having a Dollar Equivalent (determined at the time a Notice of Competitive Bid Borrowing is received) of $2,500,000.

“Moody’s” shall mean Moody’s Investor Services Inc. and it successors.

“Moody’s Credit Rating” shall mean the rating level (it being understood that a rating level shall include numerical modifiers and (+) and (-) modifiers) assigned by Moody’s to the senior unsecured long-term debt of the Company. If the foregoing rating shall be changed by Moody’s, such change shall be effective for purposes of this definition on the Business Day following the day on which Moody’s announces such change.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) a Borrower, any of its Subsidiaries or any of its ERISA Affiliates, and each such plan for the five year period immediately following the latest date on which such Borrower, such Subsidiary or such ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Net Worth” shall mean, as to any Person, the sum of its capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP, constitutes stockholders equity, excluding any treasury stock.

“New Solutions” shall mean PartnerRe New Solutions Inc., a Delaware corporation and a Wholly-Owned Subsidiary of the Borrower.

“90%-Owned Subsidiary” of any Person shall mean any other Person to the extent at least 90% of each class of the capital stock or other ownership interests are owned directly or indirectly by such first Person.

“Non-Continuing Lender Agreement” shall mean the Non-Continuing Lender Agreement substantially in the form of Exhibit J (appropriately completed).

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.

“Note” shall mean each Revolving Note and each Competitive Bid Note.

“Notice of Borrowing” shall have the meaning provided in Section 1.03(a).

“Notice of Competitive Bid Borrowing” shall have the meaning provided in Section 1.04(a).

“Notice of Conversion” shall have the meaning provided in Section 1.07.

“Notice of Non-Extension” shall have the meaning specified in Section 2.05.

“Notice Office” shall mean (a) except as provided in clause (b) below, the office of the Administrative Agent at 1111 Fannin 10th Floor, Houston, Texas 77002, Attention: Jeremy Jones, Telephone: 713-750-3507, Facsimile: 713-750-2223 and (b) in the case of Notices of Borrowing in respect of Eurodollar Loans constituting Alternate Currency Loans, the office of the Administrative Agent at 125 London Wall, London, U.K. EC2Y5; or in each case such other office as the Administrative Agent may designate to the Borrowers from time to time.

“Obligations” shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Administrative Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document.

“Obligation Currency” shall have the meaning provided in Section 12.16(a).

“Other Alternate Currency” shall mean any freely transferable currency other than any Primary Alternate Currency, to the extent such currency is approved by the Administrative Agent and each of the Lenders.

“Participant” shall have the meaning provided in Section 2.09.

“Participating Member State” shall mean any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to European Monetary Union.

“Partner Reinsurance Company Ltd.” shall mean Partner Reinsurance Company Ltd., a company organized under the laws of Bermuda.

“PartnerRe Insurance Company of New York” shall mean PartnerRe Insurance Company of New York, a corporation organized under the laws of the State of New York.

“PartnerRe S.A.” shall mean PartnerRe S.A., a company organized under the laws of France.

“Partner Reinsurance Company of the US” shall mean Partner Reinsurance Company of the U.S., a corporation organized under the laws of the State of New York.

“Patriot Act” shall have the meaning provided in Section 12.19.

“Payment Office” shall mean the office of the Administrative Agent at 1111 Fannin 10th Floor, Houston, Texas 77002, Jeremy Jones, Telephone: 713-750-3507, Facsimile: 713-750-2223, or such other office or offices as the Administrative Agent may designate to the Borrowers from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Percentage” shall mean, at any time for each Lender, the percentage obtained by dividing such Lender’s Commitment at such time by the Total Commitment then in effect, provided that if the Total Commitment has been terminated, the Percentage of each Lender shall be determined by dividing such Lender’s Commitment as in effect immediately prior to such termination by the Total Commitment as in effect immediately prior to such termination (but also giving effect to any assignments made in accordance with Section 12.04(b) after the date on which the Total Commitment has terminated).

“Person” shall mean any individual, partnership, limited liability company, joint venture, firm, corporation, association, trust or other enterprise or business entity or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA and subject to Title IV of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) a Borrower, any of its Subsidiaries or any of its ERISA Affiliates, and each such plan for the five year period immediately following the latest date on which each such Borrower, its Subsidiaries or ERISA Affiliates maintained, contributed to or had an obligation to contribute to such plan.

“Pounds Sterling” shall mean freely transferable lawful money of the United Kingdom.

“Pounds Sterling Equivalent” shall mean, at any time for the determination thereof, the amount of Pounds Sterling which could be purchased with the amount of Dollars involved in such computation at the spot exchange rate therefor as quoted by JPMorgan Chase Bank as of 11:00 A.M. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

“Primary Alternate Currency” shall mean each of Euros, Pounds Sterling, Swiss Francs and Canadian Dollars.

“Prime Lending Rate” shall mean the rate which JPMorgan Chase Bank announces from time to time as its prime commercial lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. JPMorgan Chase Bank may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Principal Amount” shall mean (i) the outstanding principal amount of each Loan denominated in Dollars, and/or (ii) the Dollar Equivalent of the outstanding principal amount of each Alternate Currency Loan, as the context may require.

“Private Act” shall mean separate legislation enacted in Bermuda with the intention that such legislation apply specifically to a Borrower, in whole or in part.

“Qualified Mandatorily Convertible Preferred Securities” shall mean (without duplication) (a) the 8% Premium Equity Participating Security Units issued by the Company; and (b) other units comprised of (i) preferred shares of the Company and (ii) a contract for the sale of ordinary common shares of the Company so long as the holder of such unit is obligated to purchase such ordinary common shares with cash or the proceeds from remarketing such preferred shares.

“Qualified Trust Preferred Securities” shall mean (a) the 7.90% Preferred Securities issued by PartnerRe Capital Trust I and guaranteed by the Company; and (b) other preferred securities issued by a Special Purpose Trust which shall provide, among other things, that dividends shall be payable only out of proceeds of interest payments on the Debentures, so long as such preferred securities do not constitute Redeemable Preferred Stock.

“Rating Agency” shall mean S&P or Moody’s, as the case may be.

“Redeemable Preferred Stock” of any Person shall mean any preferred stock issued by such Person which (a) is either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) prior to the fifth anniversary of the Final Maturity Date or (ii) redeemable at the option of the holder thereof or (b) contains any financial performance related covenants or incurrence covenants which restrict the operations of the issuer thereof; provided that any preferred stock that such Person has the right or obligation to redeem at such time with Capital Stock that is not Redeemable Preferred Stock, shall not constitute Redeemable Preferred Stock.

“Register” shall have the meaning provided in Section 12.15.

“Regulated Insurance Company” shall mean each Subsidiary of the Company, whether now owned or hereafter acquired, that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction (domestic or foreign) and is regulated by any Applicable Insurance Regulatory Authority.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Relevant Currency Equivalent” shall mean the Dollar Equivalent, the Canadian Dollar Equivalent, the Euro Equivalent, the Pounds Sterling Equivalent or the Swiss Franc Equivalent.

“Replaced Lender” shall have the meaning provided in Section 1.14.

“Replacement Lender” shall have the meaning provided in Section 1.14.

“Reply Date” shall have the meaning specified in Section 1.04(a).

“Required Lenders” shall mean at any time Non-Defaulting Lenders having at least a majority of the aggregate Commitments of all Non-Defaulting Lenders; provided that if the Total Commitment has been terminated, then the Required Lenders shall mean Lenders whose outstanding Loans equal or exceed a majority of the aggregate outstanding Loans at such time.

“Retroactive Period” shall have the meaning provided in Section 1.11.

“Revolving Loan” shall have the meaning specified in Section 1.01(a).

“Revolving Note” shall have the meaning provided in Section 1.06(a).

“S&P” shall mean Standard & Poor’s Ratings Group and its successors.

“S&P Credit Rating” shall mean the rating level (it being understood that a rating level shall include numerical modifiers and (+) and (-) modifiers) assigned by S&P to the senior unsecured long-term debt of the Company. If the foregoing rating shall be changed by S&P, such change shall be effective for purposes of this definition on the Business Day following the day on which S&P announces such change.

“Section 4.04 Certificate” shall have the meaning provided in Section 4.04(b)(ii).

“Service of Process Agent” means Partner Reinsurance Company of the U.S., with offices on the date hereof located at 1 Greenwich Plaza, Greenwich, CT 06830.

“Special Purpose Trust” shall mean a special purpose business trust established by the Company or any Subsidiary of which the Company or any Subsidiary will hold all the common securities, which will be the issuer of Qualified Trust Preferred Securities, and which will loan to the Company or any Subsidiary (such loan being evidenced by the Debentures) the net proceeds of the issuance and sale of the Qualified Trust Preferred Securities and common securities of such Special Purpose Trust.

“Spread” shall mean a percentage per annum in excess of, or less than, an Interest Rate Basis.

“Spread Borrowing” shall mean a Competitive Bid Borrowing with respect to which a Borrower has requested the Bidder Lenders to make Competitive Bid Loans at a Spread over or under a specified Interest Rate Basis.

“Stated Amount” shall mean at, any time, (i) if the Letter of Credit is denominated in Dollars, the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could then be met) and (ii) if the Letter of Credit is an Alternative Currency Letter of Credit, the Dollar Equivalent of the maximum amount available to be drawn under the Letter of Credit (regardless of whether any conditions for drawing could then be met).

“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Company.

“Swiss Franc Equivalent” shall mean, at any time for the determination thereof, the amount of Swiss Francs which could be purchased with the amount of Dollars involved in such computation at the spot exchange rate therefor as quoted by JPMorgan Chase Bank as of 11:00 A.M. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

“Swiss Francs” shall mean freely transferable lawful money of Switzerland.

“Tax Refund” shall have the meaning provided in Section 4.4(d).

“Taxes” shall have the meaning provided in Section 4.04(a).

“TEG Letter” shall mean the letter dated as of the date hereof addressed to PartnerRe S.A. from the Administrative Agent setting forth the effective overall interest rate in respect of the Loans to be made available to PartnerRe S.A. and the basis therefor.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Unutilized Commitment” shall mean, at any time, the Total Commitment at such time minus the sum of the aggregate outstanding Principal Amount of Loans at such time and the Letter of Credit Outstandings at such time.

“Type” shall mean any type of Loan determined with respect to the interest option applicable thereto.

“Unpaid Drawings” shall have the meaning provided in Section 2.03(a).

“U.S. Borrower” shall mean a Borrower organized under the laws of the United States.

“Utilization Fee” shall have the meaning provided for in Section 3.01(b).

“Wholly-Owned Subsidiary” of any Person shall mean any other Person to the extent all of the capital stock or other ownership interests in such other Person, other than directors’ qualifying shares, is owned directly or indirectly by such first Person.

“Written” or “in writing” shall mean any form of written communication or a communication by means of facsimile transmission, telegraph or cable.

SECTION 11. The Administrative Agent.

11.01 Appointment. The Lenders hereby designate JPMorgan Chase Bank as Administrative Agent (such term as used in this Section 11 to include JPMorgan Chase Bank, acting as Issuing Agent under this Agreement and each Letter of Credit), to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agents may perform any of their duties hereunder by or through their respective officers, directors, agents, employees or affiliates.

11.02 Nature of Duties. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and the other Credit Documents. Neither the Administrative Agent nor any of its respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by their gross negligence or willful misconduct. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon either Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein with respect to the Administrative Agent.

11.03 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrowers and their Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrowers and their Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrowers and their Subsidiaries be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrowers and their Subsidiaries or the existence or possible existence of any Default or Event of Default.

11.04 Certain Rights of the Administrative Agent. If any Administrative Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

11.05 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype, facsimile or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that such Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

11.06 Indemnification. To the extent the Administrative Agent is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify the Administrative Agent, in proportion to their respective “percentages” as used in determining the Required Lenders, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent.

11.07 The Administrative Agent’s Individual Capacities. With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lenders,” “Required Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacities. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with each Borrower or any Affiliate of each Borrower as if they were not performing the duties specified herein, and may accept fees and other consideration from each Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

11.08 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

11.09 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Borrowers and the Lenders. Such resignation shall take effect upon (i) the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below and (ii) notice by the Administrative Agent to each beneficiary of each then outstanding Letter of Credit of the change in Administrative Agent. Upon the effectiveness of such resignation, the resigning Administrative Agent shall return to the Company a pro-rated portion of any administrative fee that has been paid in advance for the period following the effectiveness of its resignation.

(b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Administrative Agent hereunder who shall be a Lender, commercial bank or trust company reasonably acceptable to the Company.

(c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Company shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

SECTION 12. Miscellaneous.

12.01 Payment of Expenses, etc. The Borrowers jointly and severally agree to: (i) pay all reasonable out-of-pocket costs and expenses (1) of the Administrative Agent and the Issuing Agent in connection with the negotiation, syndication, preparation, execution, delivery and administration of the Credit Documents, Letters of Credit or the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of White & Case LLP and of consultants and advisors to the Administrative Agent and its counsel) and (2) of the Administrative Agent, the Issuing Agent and each of the Lenders in connection with the enforcement of the Credit Documents, Letters of Credit or the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel for each of the Lenders); (ii) pay and hold the Administrative Agent, the Issuing Agent and each Lender harmless from and against any and all present and future stamp, VAT and other similar taxes with respect to the foregoing matters and/or fees and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) indemnify each Lender (including in its capacity as an Administrative Agent and Issuing Agent), its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, an investigation (other than an investigation commenced by such Lender), litigation or other proceeding (whether or not the Administrative

Agent or any Lender is a party thereto and whether or not any such investigation, litigation or other proceeding is between or among the Administrative Agent, any Lender, or any other third Person) related to the entering into and/or performance of any Credit Document, Letters of Credit or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated in any Credit Document, and in each case, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). All expenses paid by the Borrowers pursuant to this Section 12.01 shall be paid in the currency in which such expenses were incurred by the Administrative Agent, Issuing Agent or Lenders, as the case may be.

12.02 Right of Setoff. In addition to any rights or remedies (including other rights of set off) which any Lender may have, now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and continuance of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits in whatever currency (general or special, time or demand, provisional or final) at any time held and any other indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located, but excluding any assets in securities custody accounts) to or for the credit or the account of any Borrower against and on account of the Obligations and liabilities of any such Borrower, now or hereafter existing, to such Lender or any other Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of any such Borrower purchased by such Lender or any other Lender pursuant to Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Each Lender is hereby designated the agent of all other Lenders for purposes of effecting set off pursuant to this Section 12.02.

12.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telecopier or facsimile) and mailed, telecopied, faxed or delivered, if to a Borrower, at the address specified opposite its signature below or in the other relevant Credit Documents, as the case may be; if to any Lender or the Administrative Agent, at its address specified for such Lender or the Administrative Agent on Annex II hereto; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telecopied or sent by overnight courier, and shall be effective when received.

12.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that no Borrower may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lenders. Each Lender may, without the consent of the Borrowers, at any time grant participations in any of its rights hereunder or under any of the Notes to any Person, provided that (x) in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to the benefits of Sections 1.11 and 4.04 of this Agreement to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold and (y) no Lender shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment, or a mandatory prepayment, shall not constitute a change in the terms of any Commitment).

(b) Notwithstanding the foregoing, (x) any Lender may assign all or a portion of and its rights and obligations hereunder to another Lender (or an Affiliate of such assigning Lender), and (y) with the consent of the Administrative Agent and, so long as no Default or Event of Default exists, the Company (which consent shall not be unreasonably withheld), any Lender may assign all or a portion of its rights and obligations hereunder to one or more Persons. No assignment pursuant to the immediately preceding sentence by a Lender (or by Lenders which are Affiliates of each other) shall to the extent such assignment represents an assignment to an institution other than one or more Lenders hereunder (or to an Affiliate of an assigning Lender), be in an aggregate amount less than $5,000,000 unless all of the rights and obligations of the assigning Lender (or group of Lenders which are Affiliates) is so assigned and no assignment shall be effective until all of the then outstanding Letters of Credit are returned by each respective beneficiary to the Issuing Agent for cancellation in exchange for new or amended Letters of Credit which give effect to such assignment (it being understood and agreed that if the beneficiaries of all then outstanding Letters of Credit do not consent to such amendment or exchange, such assignment cannot occur). If any Lender so sells or assigns all or a part of its rights hereunder or under the Notes, any reference in this Agreement or the Notes to such assigning Lender shall thereafter refer to such Lender and to the respective assignee to the extent of their respective interests and the respective assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Lender. Each assignment pursuant to this Section 12.04(b) shall be effected by the assigning Lender and the assignee Lender executing an Assignment Agreement (appropriately completed). At the time of any such assignment, (i) either the assigning or the assignee Lender shall pay to the Administrative Agent a nonrefundable assignment fee of $3,500, (ii) Annex I shall be deemed to be amended to reflect the Commitment of the respective assignee (which shall result in a direct reduction to the Commitment of the assigning Lender) and of the other Lenders, (iii) the Borrowers at such time will issue new Notes to the respective assignee and to the assigning Lender in conformity with the requirements of Section 1.06 and (iv) all then outstanding Letters of Credit (if the beneficiaries thereof have agreed) shall be amended or returned to the Issuing Agent for cancellation and reissued to reflect such assignment. To the extent any assignment pursuant to this Section 12.04(b) is to a Person which is not already a

Lender hereunder and which is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Company and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Section 4.04(b)(ii) Certificate) described in Section 4.04(b). To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding obligations pursuant to this Section 12.04(b) would, at the time of such assignment, result in increased costs under Section 1.11 or 4.04 from those being charged by the respective assigning bank prior to such assignment, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes specified in said Section 1.11 or 4.04 occurring after the date of the respective assignment). Each Lender and each of the Borrowers agree to execute such documents (including without limitation amendments to this Agreement and the other Credit Documents) as shall be necessary to effect the foregoing. Nothing in this clause (b) shall prevent or prohibit any Lender from pledging its Notes or Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

(c) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require any Borrower to file a registration statement with the Securities and Exchange Commission or to qualify the Loans under the “Blue Sky” laws of any State.

12.05 No Waiver; Remedies Cumulative. No failure or delay on the part of any Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which any Agent or any Lender would otherwise have.

12.06 Payments Pro Rata. (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of each Borrower in respect of any Obligations of such Borrower hereunder, it shall distribute such payment to the Lenders (other than any Lender that has expressly waived its right to receive its pro rata share thereof) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Borrower to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount, provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

12.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in conformity with GAAP, consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrowers to the Lenders and with respect to any interim financial statements, subject to changes resulting from audit and normal year-end audit adjustments), provided that (x) except as otherwise specifically provided herein, all computations determining compliance with Sections 8.10 and 8.11, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the December 31, 2003 financial statements delivered to the Lenders pursuant to Section 6.04(a) and (y) if at any time the computations determining compliance with Sections 8.10 and 8.11 utilize accounting principles different from those utilized in the financial statements furnished to the Lenders, such financial statements shall be accompanied by reconciliation work-sheets.

(b) All computations of interest and Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days (365-366 days for interest on Base Rate Loans when the Base Rate is based on the Prime Lending Rate).

(c) For purposes of this Agreement, the Dollar Equivalent of each Loan that is an Alternate Currency Loan and the Dollar Equivalent of the Stated Amount of each Letter of Credit that is an Alternate Currency Letter of Credit shall be calculated on the date when any such Loan is made, such Letter of Credit is issued, on the first Business Day of each month and at such other times as designated by the Administrative Agent. Such Dollar Equivalent shall remain in effect until the same is recalculated by the Administrative Agent as provided above and notice of such recalculation is received by the Borrowers, it being understood that until such notice of such recalculation is received, the Dollar Equivalent shall be that Dollar Equivalent as last reported to the Borrowers by the Administrative Agent. The Administrative Agent shall promptly notify the Borrowers and the Lenders of each such determination of the Dollar Equivalent.

12.08 Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it, to the extent located outside New York City, or by hand, to the extent located within New York City, at its address for notices pursuant to Section 12.03, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against each Borrower in any other jurisdiction.

(b) Each Borrower hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(d) Each Borrower hereby irrevocably designates, appoints and empowers the Service of Process Agent, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding referred to in clause (a) above. If for any reason such designee, appointee and agent shall cease to be available to act as such, each Borrower agrees to designate a new designee, appointee and agent on the terms and for the purposes of this provision reasonably satisfactory to the Administrative Agent under this agreement.

12.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Company and the Administrative Agent.

12.10 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.11 Amendment or Waiver. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrowers and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) directly affected thereby, (i) extend the Final Maturity Date or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) or Fees or other amounts payable hereunder, or reduce the principal amount thereof, or increase the Commitment of any Lender over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any Commitment of any Lender), (ii) amend, modify or waive any provision of this Section 12.11, (iii) reduce the percentage specified in, or (except to give effect to any additional facilities hereunder) otherwise modify, the definition of Required Lenders, (iv) release the Company from its obligations under Company Guaranty or (v) consent to the assignment or transfer by each Borrower of any of its rights and obligations under this Agreement.

12.12 Survival. All indemnities set forth herein including, without limitation, in Section 1.11, 1.12, 4.04, 12.01 or 12.16 shall survive the execution and delivery of this Agreement and the making and repayment of the Loans.

12.13 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any branch office, Subsidiary or affiliate of such Lender, provided that the Borrowers shall not be responsible for costs arising under Section 1.11 or 4.04 resulting from any such transfer (other than a transfer pursuant to Section 1.13 or 1.14) to the extent not otherwise applicable to such Lender prior to such transfer.

12.14 Confidentiality. Subject to Section 12.04, the Lenders shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure to its Affiliates, employees, auditors, advisors or counsel or as reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Loans or participation therein (so long as such transferee or participant agrees to be bound by the provisions of this Section 12.14) or as required or requested by any governmental agency or representative thereof or pursuant to legal process, provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Company of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender be obligated or required to return any materials furnished by the Company or any of its Subsidiaries. Notwithstanding anything herein to the contrary, any Lender (and any employee, representative or other agent of such Lender) may disclose to any and all persons, without limitation of any kind, such Lender’s U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby relating to such Lender and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no disclosure of any information relating to such tax treatment or tax structure may be made to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

12.15 Registry. Each Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 12.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 12.15.

12.16 Judgment Currency. (a) The Borrowers’ obligations hereunder and under the other Credit Documents to make payments in the applicable Approved Currency (pursuant to such Obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Credit Documents. If, for the purpose of obtaining or enforcing judgment against each Borrowers in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Relevant Currency Equivalent, and, in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the Relevant Currency Equivalent or any other rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

12.17 Euro. (a) If at any time that an Alternate Currency Loan is outstanding, the relevant Alternate Currency is fully replaced as the lawful currency of the country that issued such Alternate Currency (the “Issuing Country”) by the Euro so that all payments are to be made in the Issuing Country in Euros and not in the Alternate Currency previously the lawful currency of such country, then such Alternate Currency Loan shall be automatically converted into a Loan denominated in Euros in a principal amount equal to the amount of Euros into which the principal amount of such Alternate Currency Loan would be converted pursuant to the EMU Legislation and thereafter no further Loans will be available in such Alternate Currency, with the basis of accrual of interest, notices requirements and payment offices with respect to such converted Loans to be that consistent with the convention and practices in the London interbank market for Euro denominated Loans.

(b) The applicable Borrowers shall from time to time, at the request of any Lender, pay to such Lender the amount of any losses, damages, liabilities, claims, reduction in yield, additional expense, increased cost, reduction in any amount payable, reduction in the effective return of its capital, the decrease or delay in the payment of interest or any other return forgone by such Lender or its affiliates as a result of the tax or currency exchange resulting from the introduction, changeover to or operation of the Euro in any applicable nation or eurocurrency market.

12.18 Effective Overall Rate. In accordance with Article L 313-1 of the Code de la Consommation of the French Republic (former law nº 66-1010 of December 28, 1996) and with Decree nº 85-944 of September 4, 1985, an estimate of the Effective Overall Rate of each Loan to be made to PartnerRe S.A. is set forth in the TEG Letter, which is incorporated herein by reference and forms part of this Agreement.

12.19 USA Patriot Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (“Title III of Pub. L 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each such Borrower in accordance with the Patriot Act.

12.20 Return of Notes. Each Lender hereby agrees to return to the Company each of the Notes previously delivered to such Lender by any Borrower in connection with the Existing Credit Agreement. To the extent any Lender does not return all such Notes such Lender hereby indemnifies and holds harmless each Borrower that has not received such Notes from and against any liability which each such Borrower may sustain by reason of the loss, misplacement, destruction, theft or the failure of such Lender to return such Notes.

SECTION 13. Company Guaranty.

13.01 The Guaranty. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Company from the proceeds of the Loans and the issuance of the Letters of Credit, the Company hereby agrees with the Lenders as follows: the Company hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of each Designated Subsidiary Borrower to the Guaranteed Creditors. If any or all of the Guaranteed Obligations of any Designated Subsidiary Borrower to the Guaranteed Creditors becomes due and payable hereunder, the Company unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Guaranteed Creditors in collecting any of the Guaranteed Obligations. This Guaranty is a guaranty of payment and not of collection. If a claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant, then and in such event the Company agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Company, notwithstanding any revocation of this Guaranty or any other instrument evidencing any liability of each Designated Subsidiary Borrower, and the Company shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

13.02 Bankruptcy. Additionally, the Company unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations of each Designated Subsidiary Borrower hereunder to the Guaranteed Creditors whether or not due or payable by each Designated Subsidiary Borrower upon the occurrence of any of the events specified in Section 9.01(g) and Section 9.01(h) with respect to such Designated Subsidiary Borrower, and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

13.03 Nature of Liability. The liability of the Company hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations of each Designated Subsidiary Borrower whether executed by the Company, any other guarantor or by any other party, and the liability of the Company hereunder is not affected or impaired by (a) any direction as to application of payment by each Designated Subsidiary Borrower or by any other party (other than a direction by the Guaranteed Creditor receiving such payment), or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations of each Designated Subsidiary Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by each Designated Subsidiary Borrower, or (e) any payment made to the Guaranteed Creditors on the Guaranteed Obligations which any such Guaranteed Creditor repays to each Designated Subsidiary Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Company waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding or (f) any action or inaction of the type described in Section 13.05.

13.04 Independent Obligation. The obligations of the Company under this Section 13 are independent of the obligations of any other guarantor, any other party or each Designated Subsidiary Borrower, and a separate action or actions may be brought and prosecuted against the Company whether or not action is brought against any other guarantor, any other party or each Designated Subsidiary Borrower and whether or not any other guarantor, any other party or each Designated Subsidiary Borrower be joined in any such action or actions. The Company waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability under this Section 13 or the enforcement thereof. Any payment by a Designated Subsidiary Borrower or other circumstance which operates to toll any statute of limitations as to a Designated Subsidiary Borrower shall operate to toll the statute of limitations as to the Company.

13.05 Authorization. The obligations of the Company under this Section 13 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by any action taken by any Guaranteed Creditor to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(c) exercise or refrain from exercising any rights against each Designated Subsidiary Borrower or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, each Designated Subsidiary Borrower or other obligors;

(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of each Designated Subsidiary Borrower to its creditors other than the Guaranteed Creditors;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of each Designated Subsidiary Borrower to the Guaranteed Creditors regardless of what liability or liabilities of each Designated Subsidiary Borrower remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any other Credit Document or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Company from its liabilities under this Guaranty.

13.06 Reliance. It is not necessary for the Guaranteed Creditors to inquire into the capacity or powers of each Designated Subsidiary Borrower or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

13.07 Subordination. Any indebtedness of each Designated Subsidiary Borrower now or hereafter owing to the Company is hereby subordinated to the Guaranteed Obligations of each Designated Subsidiary Borrower owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, no Designated Subsidiary Borrower shall make, or be permitted to make, any payment to the Company in respect of such indebtedness owed to the Company, but without affecting or impairing in any manner the liability of the Company under the other provisions of this Guaranty. Prior to the transfer by the Company of any note or negotiable instrument evidencing any of the indebtedness of each Designated Subsidiary Borrower to the Company, the Company shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, the Company hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

13.08 Waiver. (a) The Company waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against each Designated Subsidiary Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from each Designated Subsidiary Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. The Company waives any defense based on or arising out of any defense of each Designated Subsidiary Borrower, any other guarantor or any other party, other than payment in full of the Guaranteed Obligations, based on or arising out of the disability of each Designated Subsidiary Borrower, any other guarantor or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of each Designated Subsidiary Borrower other than payment in full of the Guaranteed Obligations. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the Designated Subsidiary Borrower or any other party, or any security, without affecting or impairing in any way the liability of the Company hereunder except to the extent the Guaranteed Obligations have been paid. The Company waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Company against each Designated Subsidiary Borrower or any other party or any security.

(b) The Company waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. The Company assumes all responsibility for being and keeping itself informed of each Designated Subsidiary Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Company assumes and incurs hereunder, and agrees that the Guaranteed Creditors shall have no duty to advise the Company of information known to them regarding such circumstances or risks.

The Company warrants and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences, and such waivers shall be effective to the maximum extent permitted by law.

* * *

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

PartnerRe Ltd. Chesney House	PARTNERRE LTD., as a Borrower
96 Pitts Bay Road Pembroke HM 08
Bermuda	By
Attention: Joe Barbosa		Name:
Title:

with a copy to:

PartnerRe Ltd.

Chesney House

96 Pitts Bay Road

Pembroke HM 08

Bermuda

Attention: Amanda Sodergren

Partner Reinsurance Company Ltd. Chesney House	PARTNER REINSURANCE COMPANY LTD., as a Borrower
96 Pitts Bay Road Pembroke HM 08 Bermuda
Attention: Joe Barbosa	By
Name:
Title:

with a copy to:

PartnerRe Ltd.

Chesney House

96 Pitts Bay Road

Pembroke HM 08

Bermuda

Attention: Amanda Sodergren

PartnerRe S.A. 153, rue de Courcelles	PARTNERRE S.A., as a Borrower
75817 Paris, Cedex 17 Tel: 33(0)1 44 01 17 17
Fax: 33(0)1 44 01 17 80	By
Attention: Antoine Pin		Name:
Title:

Partner Reinsurance Company of the U.S. 1 Greenwich Plaza	PARTNER REINSURANCE COMPANY OF THE U.S., as a Borrower
Greenwich, CT 06830 Tel: (203) 485-4200 Fax: (203) 485-4300
Attention: John B. Wong	By
Name:
Title:

with a copy to:

Partner Reinsurance Company of the U.S.
1 Greenwich Plaza	By
Greenwich, CT 06830		Name:
Attention: Cathy A. Hauck		Title:

Partnerre Insurance Company of New York 1 Greenwich Plaza	PARTNERRE INSURANCE COMPANY OF NEW YORK, as a Borrower
Greenwich, CT 06830 Tel: (203) 485-4200 Fax: (203) 485-4300
Attention: John B. Wong	By
Name:
Title:

with a copy to:

Partner Reinsurance Company of New York
1 Greenwich Plaza	By
Greenwich, CT 06830		Name:
Attention: Cathy A. Hauck		Title:

JPMORGAN CHASE BANK,
Individually, as Issuing Agent and as Administrative Agent

By
Name:
Title:

[NAME OF LENDER]

By
Name:
Title:

ANNEX I

COMMITMENTS

Lender	Commitment
JPMorgan Chase Bank	$60,000,000

Wachovia Bank, National Association	$55,000,000

Barclays Bank Plc	$55,000,000

Credit Suisse	$55,000,000

HSBC Bank USA	$55,000,000

ABN AMRO Bank N.V.	$40,000,000

Bank of America, N.A.	$40,000,000

Citibank, N.A.	$40,000,000

Calyon, New York Branch	$40,000,000

Lloyds TSB Bank Plc	$40,000,000

National Australia Bank Limited	$40,000,000

The Bank of Nova Scotia	$40,000,000

The Royal Bank of Scotland	$40,000,000

Deutsche Bank AG, New York Branch	$25,000,000

Mellon Bank, N.A.	$25,000,000

Standard Chartered Bank	$25,000,000

UBS AG, Stamford Branch	$25,000,000

Total:	$700,000,000

ANNEX II

LENDER ADDRESSES

Barclays Bank Plc	54 Lombard Street London, EC3V 9EX Attention: Paul Johnson Tel: 44-207-699-3121 Fax: 44-207-699-2407

HSBC Bank USA	452 Fifth Avenue New York, New York 10018 Attention: Nair Raghu Tel: 212-525-1039 Fax: 212-525-8937

Wachovia Bank, National Association	301 South College Street, 5th Floor Charlotte, N.C. 28227 Attention: Greg Wilcox Tel: 704-374-4413 Fax: 704-383-7611

ABN AMRO Bank N.V.	55 East 52nd Street, 33rd Floor New York, NY 10055 Attention: Neil Stein Tel: 212-409-1489 Fax: 212-409-1718

Bank of America, N.A.	231 South LaSalle Street 10th Floor Chicago, IL 60697 Attention: Debra Basler Tel: 312-828-3734 Fax: 312-828-3600

Caylon, New York Branch	1301 Avenue of the Americas, 18th Floor New York, NY 10019 Attention: Peter Rasmussen Tel: 212-261-7718 Fax: 212-261-3438

Citibank, N.A.	388 Greenwich St. 23rd Floor New York, NY 10013 Attention: Michael Taylor Tel: 212-816-4033 Fax: 212-816-4144

Credit Suisse	Corporate & Retail Banking BACN 5 Bleicherweg 72 P.O. Box 100 CH-8070, Zurich Attention: Damian Hodel Tel: 41-1-333-23-79 Fax: 41-1-333-40-41

Deutsche Bank AG, New York Branch	60 Wall Street New York, NY 10005 Ruth Leung Tel: 212-250-8650 Fax: 212-797-0270

JPMorgan Chase Bank	270 Park Avenue New York, NY 10017 Attention: Helen Newcomb Tel: 212-270-3604 Fax: 212-270-1063

Lloyds TSB Bank Plc	1251 Avenue of the Americas, 39th Floor New York, NY 10020 Attention: Pat Kilian Tel: 212-930-8914 Fax: 212-930-5098

Mellon Bank, N.A.	One Mellon Center, Room 4505 Pittsburgh, PA 15258-0001 Attention: Maria Totin Tel: 412-236-1625 Fax: 412-234-8087

National Australia Bank Limited [ABN 12004044937]	88 Wood Street London EC2V7QQ Attention: Ray Catt Tel: 44-207-710-2139 Fax: 44-207-410-0237

The Royal Bank of Scotland	Floors 8 & 9 280 Bishopsgate London EC2M 4RB Attention: Jon Bowring Tel: 44-207-672-1041 Fax: 44-207-7672-1073

(ii)

Standard Chartered Bank	One Madison Avenue New York, NY 10010 Attention: Robert Gilbert Tel: 212-667-0493 or Attention: James Conti Tel: (212) 667-0644 Fax: 212-667-0273

The Bank of Nova Scotia	1 Liberty Plaza, 26th Floor New York, NY 10006 Attention: John Campbell Tel: 212-506-2257 Fax: 212-506-6995

UBS AG, Stamford Branch	677 Washington Blvd 6-South Stamford, CT 06901 Attention: Denise Conzo Tel: 203-719-3853 Fax: 203-719-3888

(iii)

ANNEX III

SUBSIDIARIES

	% Beneficial Ownership by Immediate Parent	Jurisdiction of Incorporation
PartnerRe Ltd.	—	Bermuda
Partner Reinsurance Company Ltd	100	Bermuda
PartnerRe Servicios Y Compania Limitada (1)	99	Chile
PARC GmbH & Co KG	100	Germany
PARC Service GmbH	100	Germany
PartnerRe Services Ltd	100	Bermuda
PartnerRe UK Holdings Limited	100	United Kingdom
PartnerRe (Curacao) N.V	100	Netherlands Antilles
PartnerRe Holdings B.V	100	Netherlands
PartnerRe Holdings SA	100	France
PartnerRe SA	100	France
PartnerRe U.S. Corporation(3)	66	United States
Partner Reinsurance Company of the U.S	100	United States
PartnerRe Insurance Company of New York	100	United States
Transat Madison Corp.	100	United States
PartnerRe Asset Management Corporation	100	United States
PartnerRe New Solutions Inc	100	United States
PartnerRe Finance I Inc	100	United States
PartnerRe Capital Trust I	100	United States
PartnerRe Finance II Inc	100	United States
PartnerRe Capital Trust II	100	United States
PartnerRe Capital Trust III	100	United States
Gesser SARL	100	France
SCI Francoreas	100	France
Coresa (2)	91	Luxembourg

(1)	Partner Reinsurance Company Ltd holds 99% of PartnerRe Servicios Y Compania Limitada shares and PartnerRe Services Ltd holds the remaining 1%.

(2)	SCI Francoreas holds 90% of Coresa shares and PartnerRe SA holds the remaining 10%.

(3)	PartnerRe SA holds 66% of PartnerRe U.S. Corporation and PartnerRe Ltd. holds the remaining 34%.

ANNEX IV

INDEBTEDNESS

(in US$ millions)

Long term debt consisting of a fully collateralized fixed rate loan repayable in 2008.	$220.0

ANNEX V

LIENS

(in US$ millions)

New York State Reg. 114 Trusts supporting reinsurance obligations to:
Unrelated third party U.S. ceding company clients	$132.8
PartnerRe Ltd.’s wholly-owned U.S. reinsurance subsidiaries	344.3
Invested assets pledged in favor of ceding company clients	634.2
Statutory deposits held with U.S. state insurance regulators	20.7
Collateral supporting long term debt (see Annex IV)	260.7

$1,392.7

(i)

SECTION 5.	Conditions Precedent	25

5.01	Conditions Precedent to Effective Date	25
5.02	Conditions Precedent to All Loans and Letters of Credit	27

SECTION 6.	Representations, Warranties and Agreements	28

6.01	Corporate Existence and Power	28
6.02	Corporate and Governmental Authorization; No Contravention	28
6.03	Enforceability	28
6.04	Financial Information	28
6.05	Litigation	29
6.06	Tax Returns and Payments	29
6.07	Indebtedness	29
6.08	Insurance Licenses	29
6.09	Intellectual Property	30
6.10	Not an Investment Company	30
6.11	Public Utility Holding Company Act	30
6.12	Ownership of Property; Liens	30
6.13	No Default	30
6.14	Full Disclosure	30
6.15	Compliance with Laws	30
6.16	Capital Stock	30
6.17	Compliance with ERISA	31
6.18	Margin Stock	31
6.19	Subsidiaries	31
6.20	Use of Proceeds	31

SECTION 7.	Affirmative Covenants	31

7.01	Information Covenants	31
7.02	Books, Records and Inspections	33
7.03	Maintenance of Existence	33
7.04	ERISA	33
7.05	Insurance	34
7.06	Maintenance of Property	34
7.07	Payment of Taxes	34

SECTION 8.	Negative Covenants	35

8.01	Liens	35
8.02	Dissolution	36
8.03	Consolidations, Mergers, Sales of Assets and Acquisitions	36
8.04	Use of Proceeds	37
8.05	Transactions with Affiliates	37
8.06	Indebtedness	37
8.07	Private Act	37
8.08	Restricted Payments	37
8.09	Business	37

(ii)

8.10	Leverage Ratio	38
8.11	Minimum Consolidated Tangible Net Worth	38
8.12	Claims Paying Ratings	38

SECTION 9.	Defaults	38

9.01	Events of Default	38
9.02	Notice of Default	40

SECTION 10.	Definitions	40

SECTION 11.	The Administrative Agent	58

11.01	Appointment	58
11.02	Nature of Duties	58
11.03	Lack of Reliance on the Administrative Agent	58
11.04	Certain Rights of the Administrative Agent	59
11.05	Reliance	59
11.06	Indemnification	59
11.07	The Administrative Agent’s Individual Capacities	59
11.08	Holders	59
11.09	Resignation by the Administrative Agent	60

SECTION 12.	Miscellaneous	60

12.01	Payment of Expenses, etc	60
12.02	Right of Setoff	61
12.03	Notices	61
12.04	Benefit of Agreement	61
12.05	No Waiver; Remedies Cumulative	63
12.06	Payments Pro Rata	63
12.07	Calculations; Computations	64
12.08	Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial	64
12.09	Counterparts	65
12.10	Headings Descriptive	65
12.11	Amendment or Waiver	65
12.12	Survival	66
12.13	Domicile of Loans	66
12.14	Confidentiality	66
12.15	Registry	66
12.16	Judgment Currency	67
12.17	Euro	68
12.18	Effective Overall Rate	68
12.19	USA Patriot Act	68
12.20	Return of Notes	68

SECTION 13.	Company Guaranty	69

13.01	The Guaranty	69

(iii)

13.02	Bankruptcy	69
13.03	Nature of Liability	69
13.04	Independent Obligation	70
13.05	Authorization	70
13.06	Reliance	71
13.07	Subordination	71
13.08	Waiver	71

ANNEX I	Commitments
ANNEX II	Lender Addresses
ANNEX III	Subsidiaries
ANNEX IV	Debt
ANNEX V	Liens
ANNEX VI	Letters of Credit Outstanding

EXHIBIT A-1	—	Form of Notice of Borrowing
EXHIBIT A-2	—	Form of Notice of Competitive Bid Borrowing
EXHIBIT B-1	—	Form of Revolving Note
EXHIBIT B-2	—	Form of Competitive Bid Note
EXHIBIT C	—	Form of Section 4.04(b)(ii) Certificate
EXHIBIT D-1	—	Form of Opinion of Christine Patton, Esq.
EXHIBIT D-2	—	Form of Opinion of Cathy A. Hauck, Esq.
EXHIBIT D-3	—	Form of Opinion of Davis Polk & Wardwell
EXHIBIT D-4	—	Form of Opinion of Bredin Prat
EXHIBIT E	—	Form of Officers’ Certificate
EXHIBIT F	—	Form of Assignment Agreement
EXHIBIT G	—	Form of DSB Assumption Agreement
EXHIBIT H	—	Form of Opinion of Designated Subsidiary Borrowers’ Counsel
EXHIBIT I	—	Form of Letter of Credit Request
EXHIBIT J	—	Form of Non-Continuing Lender Agreement
EXHIBIT K	—	Form of Compliance Certificate

(iv)